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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Owens & Minor Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of

2010

Annual Meeting

and

Proxy Statement

WHETHER OR NOT YOU PRESENTLY PLAN TO ATTEND THE MEETING IN

PERSON, THE BOARD OF DIRECTORS URGES YOU TO VOTE.

Owens & Minor, Inc.

9120 Lockwood Boulevard

Mechanicsville, Virginia 23116

(804) 723-7000

March 17, 2010

Dear Shareholders:

It is a pleasure to invite you to our Annual Meeting of Shareholders on Friday, April 30, 2010 at 10:00 a.m. The meeting will be held at the corporate headquarters of Owens & Minor, Inc., 9120 Lockwood Boulevard, Mechanicsville, Virginia 23116. Directions to our offices are on the last page of the proxy statement. Morning refreshments will be served, and complimentary valet parking will be available to shareholders attending the annual meeting.

The primary business of the meeting will be to (i) elect the 12 directors named in this proxy statement; (ii) re-approve performance goals under the Owens & Minor, Inc. 2005 Stock Incentive Plan; (iii) approve an amendment to increase the individual incentive award limit under the Owens & Minor, Inc. 2005 Stock Incentive Plan; and (iv) ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2010. In addition to considering these matters, we will review significant accomplishments and events since our last shareholders meeting as well as future opportunities and initiatives we intend to pursue. Our Board of Directors and management team will be there to discuss items of interest and answer any questions.

In an effort to conserve natural resources and reduce the costs of printing and distributing our proxy materials, we are making these materials available over the Internet and mailing to our shareholders a notice instead of a paper copy of this proxy statement and our 2009 Annual Report/Form 10-K. The notice contains instructions on how to access those documents over the Internet. The notice also contains instructions on how shareholders can receive a paper copy of our proxy materials, including this proxy statement, our 2009 Annual Report/Form 10-K and a form of proxy card, if they so desire.

You may vote your shares by the Internet or by telephone or, if you prefer, you may request paper copies of the proxy materials and submit your vote by mail by following the instructions on the proxy card. We encourage you to vote via the Internet. Whichever method you choose, your vote is important so please vote as soon as possible. All of us at Owens & Minor appreciate your continued interest and support.

Warm regards,

CRAIG R. SMITH

President & Chief Executive Officer

Proxy Statement

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the annual meeting, please vote your shares promptly, as instructed in the Notice of Internet Availability of Proxy Materials, by the Internet or by telephone. You may also request a paper proxy card to submit your vote by mail, if you prefer. We encourage you to vote via the Internet.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held Friday, April 30, 2010

TO THE SHAREHOLDERS OF OWENS & MINOR, INC.:

The Annual Meeting of Shareholders of Owens & Minor, Inc. (the “Company” or “Owens & Minor”) will be held on Friday, April 30, 2010 at 10:00 a.m. at the offices of Owens & Minor, 9120 Lockwood Boulevard, Mechanicsville, Virginia.

The purposes of the meeting are:

1.	To elect the 12 directors named in the attached proxy statement, each for a one-year term and until their respective successors are elected;

2.	To re-approve performance goals under the Owens & Minor, Inc. 2005 Stock Incentive Plan;

3.	To approve an amendment to increase the individual incentive award limit under the Owens & Minor, Inc. 2005 Stock Incentive Plan;

4.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010; and

5.	To transact any other business properly before the annual meeting.

Shareholders of record as of March 9, 2010 will be entitled to vote at the annual meeting.

Your attention is directed to the attached proxy statement. The Notice of Internet Availability of Proxy Materials is being distributed on or about March 17, 2010. This proxy statement, the proxy card and Owens & Minor’s 2009 Annual Report/Form10-K are being furnished on the Internet on or about March 17, 2010.

BY ORDER OF THE BOARD OF DIRECTORS

GRACE R. DEN HARTOG

Senior Vice President, General Counsel

& Corporate Secretary

i

Street Address	Mailing Address
9120 Lockwood Boulevard	P.O. Box 27626
Mechanicsville, Virginia 23116	Richmond, Virginia 23261-7626

PROXY STATEMENT

Annual Meeting of Shareholders

to be held on April 30, 2010

ABOUT THE MEETING

What You Are Voting On

Proxies are being solicited by the Board of Directors for purposes of voting on the following proposals and any other business properly brought before the meeting:

Proposal 1:	Election of the 12 directors named in this proxy statement, each for a one-year term and until their respective successors are elected.

Proposal 2:	Re-Approval of performance goals under the Owens & Minor, Inc. 2005 Stock Incentive Plan.

Proposal 3:	Approval of an amendment to increase the individual incentive award limit under the Owens & Minor, Inc. 2005 Stock Incentive Plan.

Proposal 4:	Ratification of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.

Who is Entitled to Vote

Shareholders of Owens & Minor, Inc. (the “Company” or “Owens & Minor”) as of the close of business on March 9, 2010 (the “Record Date”) are entitled to vote. Each share of the Company’s common stock (“Common Stock”) is entitled to one vote. As of March 9, 2010, 42,036,446 shares of Common Stock were issued and outstanding.

How to Vote

You can vote by the Internet, by telephone or by mail.

By Internet.    You may vote by the Internet by following the specific instructions on the Notice of Internet Availability of Proxy Materials. Shareholders who have requested a paper copy of a proxy card by mail may submit proxies over the Internet by following the instructions on the proxy card. We encourage you to vote via the Internet. If your shares are held by your bank or broker in street name, please refer to the instruction form that you receive from your bank or broker or contact your bank or broker to determine whether you will be able to vote by the Internet.

By Telephone.    You may vote by telephone by calling the toll-free number on the proxy card and following the instructions. Shareholders will need to have the control number that appears on their notice available when voting. If your shares are held by your bank or broker in street name, please refer to the instruction form that you receive from your bank or broker or contact your bank or broker to determine whether you will be able to vote by telephone.

By Mail.    Shareholders who have requested a paper copy of a proxy card by mail may submit proxies by completing, signing and dating the enclosed proxy card and returning it in the postage-paid envelope provided.

However you choose to vote, you may revoke a proxy prior to the meeting by (1) submitting a subsequently dated proxy by any of the methods described above, (2) giving notice in writing to the Corporate Secretary of the Company or (3) voting in person at the meeting (attendance at the meeting will not itself revoke a proxy).

What Happens if You Do Not Make Selections on Your Proxy

If your proxy contains specific voting instructions, those instructions will be followed. However, if you sign and return your proxy card by mail or submit your proxy by telephone or via the Internet without making a selection on one or more proposals, you give authority to the individuals designated on the proxy card to vote on the proposal(s) for which you have not made specific selections or given instructions and any other matter that may arise at the meeting. If no specific selection is made or instructions given, it is intended that all proxies that are signed and returned or submitted via telephone or Internet will be voted “FOR” the election of all nominees for director and “FOR” each of Proposals 2, 3 and 4.

Whether Your Shares Will be Voted if You Don’t Provide Your Proxy

Whether your shares will be voted if you do not provide your proxy depends on how your ownership of shares of Common Stock is registered. If you own your shares as a registered holder, which means that your shares of Common Stock are registered in your name, and you do not provide your proxy, your shares will not be represented at the meeting, will not count toward the quorum requirement, which is explained below, and will not be voted.

If you own your shares of Common Stock in street name, your shares may be voted even if you do not provide your broker with voting instructions. Brokers have the authority under New York Stock Exchange (“NYSE”) rules to vote shares for which their beneficial owner customers do not provide voting instructions on certain “routine” matters. When a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a broker non-vote.

The Company believes that the proposals to approve the performance goals in the 2005 Stock Incentive Plan and the amendment to the 2005 Stock Incentive Plan and the proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2010 are routine matters for which brokerage firms will have discretionary voting power if you do not give voting instructions with respect to these proposals.

In a change from prior years, as a result of amendments to the NYSE rules, the proposal to elect directors is a non-routine matter for which brokerage firms will not have discretionary voting power and for which specific voting instructions from their customers are required. As a result, brokerage firms will not be allowed to vote on the election of directors on behalf of their customers if the customers do not return specific voting instructions.

What Constitutes a Quorum

A majority of the outstanding shares, present or represented by proxy, constitutes a quorum. A quorum is required to conduct the annual meeting. If you vote your proxy, you will be considered part of the quorum. Abstentions, withheld votes (with respect to the election of directors) and shares held by brokers or banks in street name (“broker shares”) that are voted on any matter are included in the quorum. Broker shares that are not voted on any matter will not be included in determining whether a quorum is present.

The Vote Required to Approve Each Item

Election of Directors.    The affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors. A properly returned proxy indicating “Withhold Authority” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated. Abstentions and broker non-votes will not be counted as votes cast on the proposal and will have no effect on this proposal.

Approval of Performance Goals under and Amendment to the 2005 Stock Incentive Plan.    Approval of the performance goals under and the proposed amendment to the 2005 Stock Incentive Plan each requires the affirmative vote of a majority of the shares of Common Stock cast on each proposal. Abstentions and broker non-votes, if any, will not be counted as votes cast on either of these proposals and will have no effect on these proposals.

Ratification of Appointment of KPMG LLP.    The ratification of the appointment of KPMG LLP requires that the votes cast in favor of the ratification exceed the number of votes cast opposing the ratification. Abstentions and broker non-votes, if any, will not be counted as votes cast on this proposal and will have no effect on this proposal.

How May I Obtain a Paper Copy of the Proxy Materials?

Shareholders will find instructions about how to obtain a paper copy of the proxy materials on the notice they received in the mail about the Internet availability of proxy materials.

What it Means if You Get More Than One Notice about the Internet Availability of Proxy Materials?

Your shares are probably registered differently or are held in more than one account. Please vote all proxies to ensure that all your shares are voted. Also, please have all of your accounts registered in the same name and address. You may do this by contacting our transfer agent, The Bank of New York Mellon, at 1-866-252-0358.

Costs of Soliciting Proxies

Owens & Minor will pay all costs of this proxy solicitation. The Company has retained Georgeson, Inc. to aid in the distribution and solicitation of proxies for approximately $6,000 plus expenses. The Company will reimburse stockbrokers and other custodians, nominees and fiduciaries for their expenses in forwarding proxy and solicitation materials.

CORPORATE GOVERNANCE

General.    The Company is managed under the direction of the Board of Directors, which has adopted Corporate Governance Guidelines to set forth certain corporate governance practices. Each year, the Company reviews its corporate governance policies and practices relative to the policies and practices recommended by groups and authorities active in corporate governance as well as the requirements of the Sarbanes-Oxley Act of 2002 and rules promulgated thereunder or adopted by the Securities and Exchange Commission (“SEC”) and the NYSE, the exchange on which the Common Stock is listed.

Corporate Governance Materials.    The Company’s Bylaws, Corporate Governance Guidelines, Code of Honor and the charters of the Audit, Compensation & Benefits, and Governance & Nominating Committees are available on the Company’s website at http://www.owens-minor.com under “Corporate Governance.”

Code of Honor.    The Board of Directors has adopted a Code of Honor that is applicable to all employees of the Company, including the principal executive officer, the principal financial officer and the principal accounting officer, as well as the members of the Board of Directors. The Company intends to post any amendments to or waivers from its Code of Honor (to the extent applicable to the Company’s chief executive officer, principal financial officer, principal accounting officer, any other executive officer or any director) on its website.

Director Independence.    The Board of Directors has determined that the following 11 members of its 12-member Board are “independent” within the meaning of the NYSE listing standards and the Company’s Corporate Governance Guidelines: A. Marshall Acuff, Jr., J. Alfred Broaddus, Jr., John T. Crotty, Richard E. Fogg, G. Gilmer Minor, III, Eddie N. Moore, Jr., Peter S. Redding, James E. Rogers, Robert C. Sledd, James E. Ukrop and Anne Marie Whittemore. To assist it in making determinations of independence, the Board has adopted categorical standards which are included in the Company’s Corporate Governance Guidelines available on the Company’s website at http://www.owens-minor.com under “Corporate Governance.” The Board has determined that all directors identified as independent in this proxy statement meet these standards.

Structure and Leadership of the Board.    The Board of Directors has no policy with respect to the separation of the offices of Chairman of the Board and the Chief Executive Officer. Instead, the Board believes that this issue is part of the succession planning process and that it is in the best interests of the Company for the Board to make this determination when it elects a new Chief Executive Officer. Currently, the Chairman and Chief Executive Officer positions are separated because the Board believes it is in the best interests of the Company to have G. Gilmer Minor, III, a 35-year veteran of the Company who served as its Chief Executive Officer for over 20 years, providing his experience and insights in leading the Board, while Chief Executive Officer Craig R. Smith focuses on the implementation of the Company’s strategic initiatives and day-to-day operations. The Company’s Corporate Governance Guidelines also provide for the annual election of an independent lead director to, among other things, preside at Board meetings in the absence of the Chairman, preside at meetings of the independent directors, serve as principal liaison on behalf of the independent directors and advise the Chairman and the board committee chairmen with respect to agendas and information needs relating to the Board and committee meetings. The Board believes that the independent lead director enhances communications between board members (including the Chairman) and committees as well as the overall functioning of the Board’s leadership.

The Board’s Role in Risk Oversight.    The Board of Directors currently administers its risk oversight function through the full Board and not through a separate risk committee of the Board. However, each of the Audit Committee, the Compensation & Benefits Committee and the Governance & Nominating Committee oversees the specific financial, compensation and governance risks, respectively, relating to its functions and responsibilities and reports on these matters to the full Board. The Board performs its risk oversight function through regular reporting to the Board by the Board committees as well as the officers and management-level personnel who supervise the day-to-day risk management responsibilities of the Company. During 2009, the Company conducted a comprehensive assessment of its business, strategic and operational risks and reported the results of such assessment to the full Board of Directors.

REPORT OF THE GOVERNANCE & NOMINATING COMMITTEE

The Governance & Nominating Committee is composed of five directors, all of whom are independent within the meaning of the NYSE listing standards and the Company’s Corporate Governance Guidelines. The Governance & Nominating Committee met four times during 2009. During the course of the year, the Committee continued to focus on the development of new director candidates to replace current directors who are approaching the Company’s mandatory retirement age. In addition, the Committee worked closely with management and the Board in succession planning initiatives with its senior executive officers and met jointly with the Compensation & Benefits Committee to review the performance of the chief executive officer. Throughout the year, the Committee closely monitored proposed SEC regulations and other legislative proposals related to proxy access, broker discretionary voting, enhanced proxy disclosure and board structure and governance matters. The Committee reviewed its charter and implemented changes to the Company’s Corporate Governance Guidelines and Bylaws to conform to recently adopted regulations, and has addressed in this proxy statement the enhanced disclosure requirements adopted by the SEC relating to corporate governance issues. As provided in its charter, the Committee also coordinated and implemented the Board’s 2009 self-assessment process, which included a review and update of the assessment and comment questionnaires and a presentation to the Board of Directors of these results and comments.

The Governance & Nominating Committee is a strong proponent of continuing education programs for directors, believing that director education programs serve to enhance the skills of directors as well as inform them of new developments. During 2009, all 12 members of the Board attended a continuing director education program or conference accredited by RiskMetrics Group.

The Governance & Nominating Committee will continue to monitor and support implementation of corporate governance best practices at Owens & Minor.

THE GOVERNANCE & NOMINATING

COMMITTEE

A. Marshall Acuff, Jr., Chairman

J. Alfred Broaddus, Jr.

Eddie N. Moore, Jr.

James E. Ukrop

Anne Marie Whittemore

BOARD MEETINGS

The Board of Directors held seven meetings during 2009. All directors attended at least 75% of the meetings of the Board and committees on which they served. The Company’s Corporate Governance Guidelines provide that, absent unusual or unforeseen circumstances, directors are expected to attend each annual meeting of shareholders. All directors attended the 2009 annual meeting of shareholders.

Under the Company’s Corporate Governance Guidelines, non-management directors meet in executive session after each regularly scheduled Board meeting, following which the independent directors then meet in executive session. These meetings are chaired by a lead director who is elected annually by the non-management directors following each annual meeting of shareholders. James E. Rogers currently serves as lead director and presides over these executive sessions. As lead director, Mr. Rogers is also invited to participate in meetings of all Board committees but is permitted to vote only in meetings of committees of which he is a member (currently, the Executive Committee). Shareholders and other interested parties may contact the lead director by following the procedures set forth in “Communications with the Board of Directors” on page  9 of this proxy statement.

COMMITTEES OF THE BOARD

The Board of Directors currently has the following committees, which the Board established to assist it with its responsibilities:

Audit Committee:    Oversees (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the qualification and independence of the Company’s independent registered public accounting firm, (iv) the performance of the Company’s independent registered public accounting firm and internal audit functions and (v) issues involving the Company’s ethical and legal compliance responsibilities. The Audit Committee has sole authority to appoint, retain, compensate, evaluate and terminate the Company’s independent registered public accounting firm (subject, if applicable, to shareholder ratification). The Board of Directors has determined that each of Richard E. Fogg (Chairman of the Audit Committee) and Eddie N. Moore, Jr. is an “audit committee financial expert,” as defined by SEC regulations, and that each is financially literate, as such term is interpreted by the Board in its business judgment. All members of the Audit Committee are independent as such term is defined under the enhanced independence standards for audit committees in the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules thereunder as incorporated into the NYSE listing standards.

Compensation & Benefits Committee:    Administers executive compensation programs, policies and practices. Advises the Board on salaries and compensation of the executive officers and makes other studies and recommendations concerning compensation and compensation policies. May delegate authority for day-to-day administration and interpretation of compensation plans to certain senior officers of the Company (other than for matters affecting executive officer compensation and benefits). For further information on this committee’s processes and procedures, see “Compensation Discussion and Analysis” on page 22 of this proxy statement. All members of the Compensation & Benefits Committee are independent within the meaning of the NYSE listing standards and the Company’s Corporate Governance Guidelines.

Governance & Nominating Committee:    Considers and recommends nominees for election as directors and officers and nominees for each Board committee. Reviews and evaluates the procedures, practices and policies of the Board and its members and leads the Board in its annual self-review. Oversees the governance of the Company, including recommending Corporate Governance Guidelines. All members of the Governance & Nominating Committee are independent within the meaning of the NYSE listing standards and the Company’s Corporate Governance Guidelines.

Executive Committee:    Exercises limited powers of the Board when the Board is not in session.

Strategic Planning Committee:    Reviews and makes recommendations for the strategic direction of the Company. Conducts an annual strategic planning retreat for the Board of Directors and senior management.

BOARD COMMITTEE MEMBERSHIP

Director	Board	Audit	Compensation & Benefits	Executive	Governance & Nominating	Strategic Planning
A. Marshall Acuff, Jr.	X		X	X	X*
J. Alfred Broaddus, Jr.	X		X		X
John T. Crotty	X	X				X*
Richard E. Fogg	X	X*		X		X
G. Gilmer Minor, III	X*			X*
Eddie N. Moore, Jr.	X	X			X
Peter S. Redding	X	X				X
James E. Rogers	X			X
Robert C. Sledd	X		X			X
Craig R. Smith	X			X		X
James E. Ukrop	X	X			X
Anne Marie Whittemore	X		X*	X	X

No. of meetings in 2009	7	7	4	0	4	2

*Chairman

DIRECTOR COMPENSATION

The Governance & Nominating Committee reviews director compensation annually, and it is the responsibility of this committee to recommend to the Board of Directors any changes in director compensation. The Board of Directors makes the final determination with respect to director compensation. The Governance & Nominating Committee has the authority under its charter to retain outside consultants or advisors to assist it in gathering information and making decisions. No changes were made to director compensation in 2009.

The Company uses a combination of cash and equity compensation to attract and retain qualified candidates to serve on its Board of Directors. In setting director compensation, the Company considers the commitment of time directors must make in performing their duties, the level of skills required by the Company of its Board members and the market competitiveness of its director compensation levels. The table below sets forth the schedule of fees paid to non-employee directors for their annual retainer and service in various capacities on Board committees and in Board leadership roles. Employee directors do not receive any additional compensation other than their normal salary for serving on the Board or any of its committees.

Schedule of Director Fees

Type of Fee	Cash	Equity
Annual Retainer	$30,000	$80,000	(1)
Additional Retainer for Lead Director	40,000
Additional Retainer for Non-Executive Chairman	200,000
Additional Retainer for Audit Committee Chair	10,000
Additional Retainer for Compensation & Benefits Committee Chair	9,000
Additional Retainer for Other Committee Chairs	8,000
Board or Audit Committee Attendance Fee (per meeting)	2,000
Compensation & Benefits Committee Attendance Fee	1,800
Other Committee Attendance Fee (per meeting)	1,500
Board or Committee Telephone Conference (per meeting, other than Audit Committee)	1,000
Audit Committee Telephone Conference (per meeting)	1,200
Board Retreat (annual 2-day meeting)	3,000

(1) Restricted stock grant with one-year vesting period.

Directors may defer the receipt of all or part of their director fees under the Directors’ Deferred Compensation Plan. Amounts deferred are “invested” in bookkeeping accounts that measure earnings and losses based on the performance of a particular investment. Directors may elect to defer their fees into the following two subaccounts: (i) an account based upon the price of the Common Stock and (ii) an account based upon the current interest rate of the Company’s fixed income fund in its 401(k) plan. Subject to certain restrictions, a director may take cash distributions from a deferred fee account either prior to or following the termination of his or her service as a director.

Director Compensation Table

The table below summarizes the compensation awarded or paid by the Company to non-employee directors during the year ended December 31, 2009.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(1)(2)(4)	Option Awards ($)(3)(4)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(5)	Total ($)
A. Marshall Acuff, Jr.	$67,200	$79,988	$0	—	—	$2,029	$149,217
J. Alfred Broaddus, Jr.	59,200	79,988	0	—	—	9,030	148,218
John T. Crotty	69,400	79,988	0	—	—	2,029	151,417
Richard E. Fogg	71,400	79,988	0	—	—	17,048	168,436
G. Gilmer Minor, III	246,000	79,988	0	—	—	2,029	328,017
Eddie N. Moore, Jr.	64,400	79,988	0	—	—	3,343	147,731
Peter S. Redding	60,200	79,988	0	—	—	16,353	156,541
James E. Rogers	86,000	79,988	0	—	—	2,029	168,017
Robert C. Sledd	56,200	79,988	0	—	—	2,029	138,217
James E. Ukrop	62,900	79,988	0	—	—	2,029	144,917
Anne Marie Whittemore	64,400	79,988	0	—	—	14,777	159,165

(1) Includes amounts deferred by the directors under the Directors’ Deferred Compensation Plan.

(2) The amounts included in the “Stock Awards” column are the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these award amounts are included in Note 12 to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

(3) No option awards were granted to directors in 2009.

(4) As of December 31, 2009, each non-employee director had the following number of stock awards and option awards outstanding:

	Stock Awards	Option Awards
Mr. Acuff	2,363	23,000
Mr. Broaddus	2,363	18,750
Mr. Crotty	2,363	20,000
Mr. Fogg	2,363	25,000
Mr. Minor	2,363	10,000
Mr. Moore	2,363	15,000
Mr. Redding	2,363	25,000
Mr. Rogers	2,363	31,000
Mr. Sledd	2,363	2,500
Mr. Ukrop	2,363	34,000
Ms. Whittemore	2,363	34,000

(5) Represents dividends paid on restricted stock and dividends and/or interest applied to deferral accounts in 2009.

DIRECTOR NOMINATING PROCESS

Director Candidate Recommendations and Nominations by Shareholders.    The Governance & Nominating Committee charter provides that the Governance & Nominating Committee will consider director candidate recommendations by shareholders. Shareholders should submit any such recommendations to the Governance & Nominating Committee through the method described under “Communications with the Board of Directors” below. In addition, the Company’s Bylaws provide that any shareholder of record entitled to vote for the election of directors at the applicable meeting of shareholders may nominate directors by complying with the notice procedures set forth in the Bylaws and summarized in “Shareholder Proposals” on page 47 of this proxy statement.

Process for Identifying and Evaluating Director Candidates.    The Governance & Nominating Committee evaluates all director candidates in accordance with the director qualification standards and the criteria described in the Corporate Governance Guidelines. These guidelines require the Governance & Nominating Committee on an annual basis to review and evaluate the requisite skills and characteristics of individual Board members and nominees as well as the composition of the Board as a whole. This assessment includes whether the member or candidate is independent and includes considerations of diversity, age, skills and experience in the context of the Board’s needs. The goal of the Governance & Nominating Committee is to have a Board whose membership reflects a mix of diverse skill sets, technical expertise, educational and professional backgrounds, industry experiences and public service as well as perspectives of different genders and ethnicities. The Governance & Nominating Committee reviews its annual assessment with the Board each year and, as new member candidates are sought, attempts to maintain and enhance the level of diverse backgrounds and viewpoints of directors constituting the Board. As part of the Board’s annual self-assessment process, the Board will consider the effectiveness of its overall composition and structure as well as its performance and functioning.

The Company’s Bylaws provide that no director nominee can stand for election if, at the time of appointment or election, the nominee is over the age of 72. There are no differences in the manner in which the Governance & Nominating Committee evaluates director candidates based on whether the candidate is recommended by a shareholder. The Governance & Nominating Committee did not receive any nominations from any shareholders for the 2010 annual meeting.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

The Board of Directors has approved a process for shareholders and other interested parties to send communications to the Board. Shareholders and other interested parties can send written communications to the Board, any committee of the Board, non-management directors as a group, the lead director or any other individual director at the following address: P.O. Box 26383, Richmond, Virginia 23260. All communications will be relayed directly to the applicable director(s), except for communications screened for security purposes.

PROPOSAL 1: ELECTION OF DIRECTORS

Twelve directors are nominated for election to the Board of Directors for a one-year term expiring at the 2011 annual meeting of shareholders or until their respective successors are elected. Each nominee has agreed to serve if elected. If any nominee is not able to serve, the Board may designate a substitute or reduce the number of directors serving on the Board. Proxies will be voted for the nominees shown below (or if not able to serve, such substitutes as may be designated by the Board). The Board has no reason to believe that any of the nominees will be unable to serve.

Information on each nominee, including the particular experience, qualifications, attributes or skills that led the Board to conclude that he or she should serve as a director of the Company, is set forth below.

NOMINEES FOR ELECTION

A. Marshall Acuff, Jr., 70, is President of AMA Investment Counsel, LLC, a business consulting firm, and is a Chartered Financial Analyst. He also serves as a Managing Director of Cary Street Partners, a financial management and investment banking firm. He retired in 2001 as Senior Vice President and Managing Director of Salomon Smith Barney, Inc. where he was responsible for equity strategy as a member of the firm’s Investment Policy Committee. Mr. Acuff has been a director of the Company since 2001.

The Board of Directors has nominated Mr. Acuff to continue his service as a director of the Company based on his extensive background in financial management and analysis and ability to bring an investment banking perspective to the Board’s decision-making process. Mr. Acuff also has 17 years of experience in managing corporate governance issues, which the Board believes significantly contributes to his ability to serve as Chairman of the Governance & Nominating Committee, and indepth knowledge of pension management and related matters through his service as Chairman of the Virginia Retirement System.

J. Alfred Broaddus, Jr., 70, is retired. He previously served as President of the Federal Reserve Bank of Richmond from 1993 until his retirement in 2004. During his tenure as President, Mr. Broaddus also served as a rotating member of the Federal Open Market Committee of the Federal Reserve System. He also serves on the boards of directors of Albemarle Corporation, Markel Corporation and T. Rowe Price Group, Inc. Mr. Broaddus has been a director of the Company since 2004.

The Board of Directors has nominated Mr. Broaddus to continue his service as a director of the Company based on the breadth of his knowledge of and leadership experience in national economic policy issues and financial analysis gained through his 34-year tenure in the Federal Reserve System. In addition, Mr. Broaddus has significant experience in serving on other public company boards, providing him with different perspectives and approaches on the many issues currently facing public companies. Mr. Broaddus’ extensive involvement in state and community financial and educational organizations provides him with additional experiences and viewpoints that contribute to his service as a director of the Company.

John T. Crotty, 72, is Managing Partner of CroBern Management Partnership, a healthcare investment firm, and President of CroBern, Inc., a healthcare consulting and advisory firm. Prior to co-founding these businesses, Mr. Crotty held several senior management positions during 19 years with American Hospital Supply Corporation, a hospital supply distribution company. He also serves on the boards of directors of three private companies in the healthcare industry and one public company, Omnicare, Inc., where he serves as Chairman. Mr. Crotty has been a director of the Company since 1999.

The Board of Directors has nominated Mr. Crotty to continue his service as a director of the Company based on his 45 years of experience in the healthcare product supply industry, including his unique perspectives on and understanding of the industry issues and challenges faced by the Company. The Board believes that Mr. Crotty’s healthcare industry expertise and background in planning and business development specifically position him to serve as Chairman of the Company’s Strategic Planning Committee.

Richard E. Fogg, 69, retired in 1997 from the accounting firm of Price Waterhouse, LLP (now PricewaterhouseCoopers LLP) where he was a partner for 23 years and served in a variety of leadership positions, including Associate Vice Chairman, Tax. Mr. Fogg is a Certified Public Accountant. Since his retirement in 1997, Mr. Fogg has provided strategic consulting services to several privately held companies. Mr. Fogg has been a director of the Company since 2003.

The Board of Directors has nominated Mr. Fogg to continue his service as a director of the Company based on his knowledge and technical background in accounting and tax, which qualify him to serve as a financial expert on and Chairman of the Company’s Audit Committee. Mr. Fogg also brings to the Board a strong background in merger and acquisition analysis and transactions management.

G. Gilmer Minor, III, 69, is Chairman of the Board of Owens & Minor. Mr. Minor, who joined the Company in 1963, has served as Chairman of the Board since 1994 and served as Chief Executive Officer from 1984 to 2005. Mr. Minor retired from the Company in 2005. Mr. Minor was appointed in July 2009 to the State Council of Higher Education for Virginia. He also serves on the board of directors of SunTrust Banks, Inc. Mr. Minor has been a director of the Company since 1980.

The Board of Directors has nominated Mr. Minor to continue his service as a director of the Company based on his more than 35 years of experience in leading and managing the Company’s growth and operations, including service as Chief Executive Officer for more than 20 years. The Board believes that Mr. Minor’s extensive knowledge of the Company, deep understanding of the healthcare supply distribution industry, strong relationships with the Company’s customers and suppliers and proven ability to lead the Company’s growth uniquely qualify him to serve as the Board’s Chairman. Mr. Minor brings additional expertise and perspectives to the Board through his many community affiliations, including service as a trustee of the Virginia Health Care Foundation.

Eddie N. Moore, Jr., 62, is President of Virginia State University. Prior to assuming this position in 1993, Mr. Moore served as state treasurer for the Commonwealth of Virginia, heading the Department of the Treasury and serving on fifteen state boards and authorities. He also serves on the board of directors of Universal Corporation. Mr. Moore has been a director of the Company since 2005.

The Board of Directors has nominated Mr. Moore to continue his service as a director of the Company based on his strong background in accounting and finance and his leadership experience in managing prominent educational institutions. The Board believes that Mr. Moore’s experiences in the public sector bring unique perspectives and disciplines to the Board’s deliberations and decision-making processes.

Peter S. Redding, 71, is retired. He previously served as President & Chief Executive Officer of Standard Register Company, a leading document services provider, from 1994 until his retirement in 2000. He also serves on the board of directors of Nietech Corporation. Mr. Redding has been a director of the Company since 1999.

The Board of Directors has nominated Mr. Redding to continue his service as a director of the Company based on his experience serving as the chief executive officer of a public company that serviced the document and document management needs of the healthcare industry. The Board also believes that Mr. Redding’s strong background in sales and marketing brings a distinctive perspective to the membership of the Board.

James E. Rogers, 64, has served as President of SCI Investors Inc, a private equity investment firm, since 1993. He also serves on the board of directors of NewMarket Corporation and formerly served on the boards of Caraustar Industries, Inc., Wellman, Inc. and Cadmus Communications, Inc. Mr. Rogers has been a director of the Company since 1991.

The Board of Directors has nominated Mr. Rogers to continue his service as a director of the Company based on his leadership experience as a former chief executive officer and other senior executive positions with several public and private companies, as well as his breadth of knowledge about the Company, its culture and the healthcare distribution industry acquired through his 18-year tenure on the Company’s Board of Directors. In addition, Mr. Rogers has demonstrated significant leadership and communication skills in his service as the Company’s independent lead director for the past five years.

Robert C. Sledd, 57, was appointed in January 2010 as a Senior Economic Advisor to the Governor of Virginia. He served from 1995 to 2008 as Chairman of Performance Food Group Co. (“PFG”), a foodservice distribution company that he co-founded in 1987. He served as Chief Executive Officer of PFG from 1987 to 2001 and from 2004 to 2006. He also serves on the boards of directors of SCP Pool Corporation and Universal Corporation. Mr. Sledd has been a director of the Company since 2007.

The Board of Directors has nominated Mr. Sledd to continue his service as a director of the Company based on his experience serving as a former chief executive of a foodservice distribution company and his knowledge and understanding of the specific issues and challenges faced by companies in the business of distribution and supply chain management. His experiences in founding, growing and taking public PFG allow him to contribute to the Board a breadth of perspectives and ideas on matters of corporate management, governance and strategic growth.

Craig R. Smith, 58, has served as President & Chief Executive Officer of Owens & Minor since 2005. Mr. Smith, who joined the Company in 1989, served as President and Chief Operating Officer of the Company from 1999 until 2005 and as Chief Operating Officer of the Company from 1995 to 1999. He also serves on the SunTrust Central Virginia Richmond Advisory Board. Mr. Smith has been a director of the Company since 2005.

The Board of Directors has nominated Mr. Smith to continue his service as a director of the Company based on his position as Chief Executive Officer of the Company and his unique ability to communicate to and inform the Board about the Company’s day-to-day operations and management issues as well as industry developments. The Board believes that Mr. Smith brings an invaluable perspective on the Company’s actual current operations and its ongoing relationships with customers and suppliers. Mr. Smith is the only director nominee who is not independent.

James E. Ukrop, 72, served as Chairman of First Market Bank, a Virginia bank, from 1998 to January 2010 and as Chairman of Ukrop’s Super Markets, Inc. from 1998 to 2007. He previously served on the board of directors of Legg Mason, Inc. Mr. Ukrop has been a director of the Company since 1987.

The Board of Directors has nominated Mr. Ukrop to continue his service as a director of the Company based on his 25 years of experience as the chief executive officer of a large, successful private retail grocery chain, his experience and knowledge of supply chain economics and dynamics and his significant insights into the Company’s culture, operations and success strategies acquired through service on the Company’s Board of Directors for the past 22 years. Mr. Ukrop also brings to the Board a background of wide-ranging community service through decades of serving in leadership roles for various state and local organizations, including his current service for the Virginia Economic Development Partnership and the Virginia Business Higher Education Council.

Anne Marie Whittemore, 63, has been a partner in the law firm of McGuireWoods LLP since 1977. She also serves on the boards of directors of T. Rowe Price Group, Inc. and Albemarle Corporation, and is a former chairman of the board of the Federal Reserve Bank of Richmond, Virginia. Ms. Whittemore has been a director of the Company since 1991.

The Board of Directors has nominated Ms. Whittemore to continue her service as a director of the Company based on the unique background and perspectives she brings to the board as an attorney whose areas of specialty include corporate governance and complex commercial and securities litigation matters. Her experience includes representation of several Fortune 100 corporations and other companies in matters involving corporate governance and shareholder matters. Ms. Whittemore also has extensive experience as a public company director and member of both compensation and governance committees, which the Board believes contributes to her strong leadership skills as Chairman of the Company’s Compensation & Benefits Committee.

The Board of Directors unanimously recommends a vote FOR the election of each nominee as director.

PROPOSAL 2: RE-APPROVAL OF PERFORMANCE GOALS UNDER THE OWENS & MINOR, INC. 2005 STOCK INCENTIVE PLAN

The Board of Directors proposes that the shareholders re-approve the performance goals under the Owens & Minor, Inc. 2005 Stock Incentive Plan (the “Plan”) in accordance with Section 162(m) of the Internal Revenue Code. Section 162(m) limits the deduction that a public corporation may claim for compensation paid to certain executive officers. Compensation that qualifies as “performance based compensation” under Section 162(m) may be deducted without regard to that limitation.

The Plan is designed so that awards can qualify as “performance based compensation.” However, the Plan’s ability to grant qualifying awards is conditioned upon the shareholders’ re-approval of the Plan’s performance goals, i.e., the material terms under which compensation can be paid under the Plan, on a regular basis, generally every five years. Thus, the Board of Directors proposes that the shareholders re-approve the Plan’s performance goals, which are summarized below.

Summary of the Plan’s Performance Goals

Administration.    The Plan is administered by the Compensation & Benefits Committee except that awards to non-employee directors are administered by the Governance & Nominating Committee (subject to final approval of the Board of Directors). As used in this summary, the term “Administrator” refers to the Compensation & Benefits Committee or, in the case of awards to non-employee directors, the Governance & Nominating Committee.

Eligibility.    Each employee of the Company or a related entity, any member of the Board of Directors or a person who provides services to the Company or a related entity is eligible to participate in the Plan. The Administrator selects the individuals who participate in the Plan.

Options.    The Plan authorizes the grant of both incentive stock options and nonqualified stock options. A stock option entitles the participant to purchase shares of Common Stock from the Company at the option price. The option price is fixed by the Administrator at the time the option is granted but cannot be less than the fair market value of the Common Stock on the date of grant. The Administrator also prescribes the terms and conditions that apply to each option, provided that the term of an option cannot exceed seven years. The Plan states that no individual may be awarded, in any consecutive 36-month period, options covering more than 2,000,000 shares of Common Stock.

SARs.    Stock appreciation rights or SARs also may be granted under the Plan. SARs entitle the participant to receive, with respect to each share of Common Stock encompassed by the exercise of the SAR, an amount determined by the Administrator and set forth in an agreement. In the absence of such a determination, the participant will receive the excess of the fair market value of a share of Common Stock on the date of exercise over the initial value of the SAR. The initial value of the SAR cannot be less than the fair market value of a share of Common Stock on the date of grant of the SAR. The Administrator also prescribes the terms and conditions that apply to each SAR, provided that the term of a SAR cannot exceed seven years. The Plan states that no individual may be awarded, in any consecutive 36-month period, SARs covering more than 2,000,000 shares.

Stock Awards.    Participants also may be awarded shares of Common Stock pursuant to a stock award. The Administrator, in its discretion, may prescribe that a participant’s rights in a stock award shall be non-transferable and forfeitable or both unless certain conditions are satisfied. The conditions may include, for example, a requirement that the participant continue employment with, or service to, the Company or a related entity for a specified period or that the Company, a related entity, an operating unit or a business segment achieve certain objectives using one or more of the performance measures described below under “Performance Objectives.” The Plan states that no individual may be granted, in any consecutive 36-month period, stock awards covering more than 500,000 shares of Common Stock.

Performance Shares.    The Plan also permits the award of performance shares. A performance share entitles the participant to receive a payment equal to the fair market value of a specified number of shares of Common Stock if certain requirements are met. A performance share award that is earned can be settled in cash, Common Stock or a combination of cash and Common Stock. The Administrator specifies the requirements that must be satisfied before a performance share is earned. The requirements may include, for example, a requirement that the participant continue employment with, or service to, the Company or a related entity for a specified period or that the Company, a related entity, an operating unit or a business segment achieve certain objectives using one or more of the performance measures described below under “Performance Objectives.” The period in which performance shares are earned must be at least three years; provided, however, that the minimum period is one year in the case of performance shares awarded to a non-employee director and performance shares that are earned based on achieving objectives stated with respect to one or more of the performance measures described below under “Performance Objectives.” The Plan states that no individual may be granted, in any consecutive 36-month period, performance shares covering more than 500,000 shares of Common Stock.

Incentive Awards.    The Plan also permits the grant of incentive awards. An incentive award entitles the participant to receive a cash payment if certain requirements are met. The Administrator specifies the requirements that must be satisfied before an incentive award is earned. The requirements may include, for example, a requirement that the participant continue employment with, or service to, the Company or a related entity for a specified period or that the Company, a related entity, an operating unit or a business segment achieve certain objectives using one or more of the performance measures described below under “Performance Objectives.” The period in which an incentive award is earned must be at least one year. The Plan states that no individual may be granted, in any consecutive 36-month period, incentive awards exceeding $3,000,000. As described below in connection with Proposal 3, the Board of Directors proposes that the shareholders approve an increase in the individual grant limit for incentive awards.

Performance Objectives.    The Administrator may condition grants and awards under the Plan on the achievement of objectives based on the Company, a related entity, an operating unit or a business segment’s (i) gross, operating or net earnings (before or after taxes), (ii) return on equity, (iii) return on capital, (iv) return on sales, (v) return on assets or net assets, (vi) earnings per share, (vii) cash flow per share, (viii) book value per share, (ix) earnings growth, (x) sales growth, (xi) volume growth, (xii) cash flow (as defined by the Compensation Committee), (xiii) fair market value of the Common Stock, (xiv) total shareholder return, (xv) market share, (xvi) productivity, (xvii) level of expenses, (xviii) quality, (xix) safety, (xx) customer satisfaction, (xxi) total economic value added or (xxii) per group comparisons of any of the criteria previously listed.

Expiration of the Plan.    Unless sooner terminated by the Board of Directors, no awards may be made under the Plan after February 3, 2015. Awards made before the expiration or termination of the Plan will remain in effect in accordance with their terms.

The foregoing summary of the material terms of the Plan is qualified in its entirety by reference to the Plan, a copy of which is attached as an annex to the electronic copy of the proxy statement filed with the SEC and may be accessed from the SEC’s website at www.sec.gov.

The Board of Directors unanimously recommends a vote “FOR” re-approval of the performance goals under the Owens & Minor, Inc. 2005 Stock Incentive Plan.

PROPOSAL 3: APPROVAL OF AMENDMENT TO INCREASE INDIVIDUAL INCENTIVE AWARD LIMIT UNDER THE 2005 STOCK INCENTIVE PLAN

The Board of Directors proposes that the shareholders approve an increase in the per individual incentive award limit under the Plan in accordance with Section 162(m). As set forth in the description of the Plan above under Proposal 2, Section 162(m) limits the deduction that a public corporation may claim for compensation paid to certain executive officers. Compensation that qualifies as “performance based compensation” under Section 162(m) may be deducted without regard to that limitation.

As set forth in the description of the Plan above under Proposal 2, the Plan authorizes the grant of incentive awards and is designed so that incentive awards may qualify as performance-based compensation. An incentive award entitles the participant to receive a cash payment if certain requirements are met. The Administrator of the Plan specifies the requirements that must be satisfied before an incentive award is earned. The requirements may include, for example, a requirement that the participant continue employment with, or service to, the Company or a related entity for a specified period or that the Company, a related entity, an operating unit or a business segment achieve certain objectives using one or more of the performance measures described under “Performance Objectives” in the summary related to Proposal 2 above. The period in which an incentive award is earned must be at least one year.

The Plan, as originally adopted by the Board of Directors and approved by shareholders, states that no individual may be granted, in any consecutive 36-month period, incentive awards exceeding $3,000,000. On February 4, 2010, the Board of Directors amended the Plan, subject to the approval of shareholders, to increase the per individual incentive award limit to state that no individual may be granted, in any consecutive 36-month period, incentive awards exceeding $5,000,000. Shareholder approval of the proposed increase in the per individual incentive award limit is required so that incentive awards granted pursuant to the amendment can qualify as performance-based compensation under Section 162(m).

The Board of Directors unanimously recommends a vote “FOR” approval of the increased incentive award limit under the Owens & Minor, Inc. 2005 Stock Incentive Plan.

PROPOSAL 4: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee (with confirmation of the Board) has selected KPMG LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010 and has directed that management submit such appointment of KPMG LLP for ratification by the shareholders at the annual meeting. Representatives of KPMG LLP will be present at the annual meeting to answer questions and to make a statement, if they desire to do so.

Under the Sarbanes-Oxley Act of 2002 and the rules of the SEC promulgated thereunder, the Audit Committee is solely responsible for the appointment, compensation and oversight of the work of the Company’s independent registered public accounting firm. Shareholder ratification of this appointment is not required by the Company’s Bylaws or otherwise. If shareholders fail to ratify the appointment, the Audit Committee will take such failure into consideration in future years. If shareholders ratify the appointment, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it is determined that such a change would be in the best interests of the Company.

The Board of Directors unanimously recommends a vote FOR the ratification of the appointment of KPMG LLP to serve as the Company’s independent registered public accounting firm for 2010.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

For each of the years ended December 31, 2009 and 2008, KPMG LLP billed the Company the fees set forth below in connection with professional services rendered by that firm to the Company:

	Year 2009	Year 2008
Audit Fees	$1,137,640	$1,509,928
Audit-Related Fees	27,425	22,500
Tax Fees	0	0
All Other Fees	0	0

Total	$1,165,065	$1,532,428

Audit Fees.    These are fees for professional services performed for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s 10-Q filings as well as services performed in connection with Sarbanes-Oxley compliance and any services normally provided in connection with statutory and regulatory filings or engagements.

Audit-Related Fees.    These are fees primarily for the annual audits of the Company’s employee benefit plan financial statements and consultations by management related to financial accounting and reporting matters.

The Audit Committee has established policies and procedures for the approval and pre-approval of audit services and permitted non-audit services. The Audit Committee has the sole responsibility to engage and terminate the engagement of the Company’s independent registered public accounting firm, to pre-approve such firm’s performance of audit services and permitted non-audit services and to review with the Company’s independent registered public accounting firm its fees and plans for all auditing services. All services provided by and fees paid to KPMG LLP in 2009 were pre-approved by the Audit Committee, and there were no instances of waiver of approval requirements or guidelines during this period. The Audit Committee’s pre-approval policies and procedures for services by independent registered public accounting firms are set forth in Appendix A to this proxy statement.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is composed of five directors, each of whom is independent under the enhanced independence standards for audit committees in the Exchange Act and the rules thereunder as incorporated into the listing standards of the NYSE, and two of whom have been determined by the Board of Directors to be audit committee financial experts. The Audit Committee operates under a written charter adopted by the Board of Directors, which the Audit Committee reviews at least annually and revises as necessary to ensure compliance with current regulatory requirements and industry changes.

As its charter reflects, the Audit Committee has a broad array of duties and responsibilities. With respect to financial reporting and the financial reporting process, management, the Company’s independent registered public accounting firm and the Audit Committee have the following respective responsibilities:

Management is responsible for:

•	Establishing and maintaining the Company’s internal control over financial reporting;

•	Assessing the effectiveness of the Company’s internal control over financial reporting as of the end of each year; and

•	Preparation, presentation and integrity of the Company’s consolidated financial statements.

The Company’s independent registered public accounting firm is responsible for:

•	Performing an independent audit of the Company’s consolidated financial statements and the Company’s internal control over financial reporting;

•	Expressing an opinion as to the conformity of the Company’s consolidated financial statements with U.S. generally accepted accounting principles; and

•	Expressing an opinion as to the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee is responsible for:

•	Selecting the Company’s independent registered public accounting firm;

•	Overseeing and reviewing the financial statements and the accounting and financial reporting processes of the Company; and

•	Overseeing and reviewing management’s evaluation of the effectiveness of internal control over financial reporting.

In this context, the Audit Committee has met and held discussions with management and KPMG LLP, the Company’s independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements for the year ended December 31, 2009 were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee has reviewed and discussed these consolidated financial statements with management and KPMG LLP, including the scope of the independent registered public accounting firm’s responsibilities, critical accounting policies and practices used and significant financial reporting issues and judgments made in connection with the preparation of such financial statements.

The Audit Committee has discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended. The Audit Committee has also received the written disclosures and the letter from KPMG LLP required by the Public Company Accounting Oversight Board regarding the independence of that firm and has discussed with KPMG LLP the firm’s independence from the Company.

In addition, the Audit Committee has discussed with management its assessment of the effectiveness of internal control over financial reporting and has discussed with KPMG LLP its opinion as to the effectiveness of the Company’s internal control over financial reporting.

Based upon its discussions with management and KPMG LLP and its review of the representations of management and the report of KPMG LLP to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the SEC.

THE AUDIT COMMITTEE

Richard E. Fogg, Chairman

John T. Crotty

Eddie N. Moore, Jr.

Peter S. Redding

James E. Ukrop

STOCK OWNERSHIP INFORMATION

Compliance With Section 16(a) Reporting

Based solely on the Company’s records and information provided by the Company’s directors, executive officers and beneficial owners of more than 10% of the Common Stock, the Company believes that all reports required to be filed by the Company’s directors and executive officers under Section 16(a) of the Exchange Act were filed on a timely basis during 2009 except that, due to administrative errors, sales of an aggregate of 2,000 shares of Common Stock in August 2009 by the spouse of Olwen Cape, the Company’s Vice President & Controller, were reported late on a Form 5 filed on February 11, 2010.

Stock Ownership Guidelines

Under the Company’s Management Equity Ownership Program (“MEOP”) adopted in 1997, officers are expected, over a five-year period, to achieve the following levels of ownership of Common Stock:

Officer	Value of Common Stock
Chief Executive Officer	4.0 x Base Salary
President	3.0 x Base Salary
Executive Vice Presidents	2.0 x Base Salary
Senior Vice Presidents	1.5 x Base Salary
Vice Presidents, Regional Vice Presidents	1.0 x Base Salary

Each officer who has served as an officer of the Company for at least five years has achieved his or her ownership objective.

In addition, the Board of Directors’ stock ownership guidelines provide that directors shall attain, within five years after their service on the Board begins, a level of equity ownership of Common Stock having a value of at least five times the annual cash retainer fee or $150,000, whichever is higher. Each director who has served on the Board for at least five years has achieved this ownership objective.

Stock Ownership by Management and the Board of Directors

The following table shows, as of March 9, 2010, the number of shares of Common Stock beneficially owned by each director and nominee, the Named Executive Officers (hereafter defined in the Summary Compensation Table) and all current directors and executive officers of the Company as a group.

Name of Beneficial Owner	Sole Voting and Investment Power (1)	Other (2)	Aggregate Percentage Owned
G. Gilmer Minor, III	142,598	28,796	*
A. Marshall Acuff, Jr.	42,192	0	*
J. Alfred Broaddus, Jr.	29,750	0	*
John T. Crotty	55,329	0	*
Richard E. Fogg	35,150	0	*
Eddie N. Moore, Jr.	20,315	0	*
Peter S. Redding	43,396	0	*
James E. Rogers	52,456	0	*
Robert C. Sledd	6,976	0	*
James E. Ukrop	76,044	0	*
Anne Marie Whittemore	60,984	0	*
Craig R. Smith	393,598	0	*
James L. Bierman	29,060	0	*
Charles C. Colpo	87,263	0	*
Mark Van Sumeren	46,963	0	*
E.V. Clarke	31,728	0	*
All Directors and Executive Officers as a group (23 persons)	1,420,852	42,131	3.48%

* Represents less than 1% of the total number of shares outstanding.

(1) Includes 560,213 shares which certain directors and officers of the Company have the right to acquire through the exercise of stock options within 60 days following March 9, 2010. Stock options exercisable within 60 days of March 9, 2010 for each of the directors are set forth in note 4 of the Director Compensation Table on page 8 of this proxy statement and are as follows for each of the Named Executive Officers:

Mr. Smith, 171,500; Mr. Bierman, 7,000; Mr. Colpo, 38,000; Mr. Van Sumeren, 15,800; and Mr. Clarke, 9,000.

(2) Includes: (a) shares held by certain relatives or in estates; (b) shares held in various fiduciary capacities; and (c) shares for which the shareholder has shared power to dispose or to direct disposition. These shares may be deemed to be beneficially owned under the rules and regulations of the SEC, but the inclusion of such shares in the table does not constitute an admission of beneficial ownership.

Stock Ownership by Certain Shareholders

The following table shows, as of March 9, 2010, any person (including any “group” as that term in used in Section 13(d)(3) of the Exchange Act) who, to the Company’s knowledge, was the beneficial owner of more than 5% of the Common Stock (based solely on information contained in Schedule 13G filings made by each such person).

Name and Address of Beneficial Owner	Shares Beneficially Owned		Percentage Owned
BlackRock, Inc. 40 East 52nd Street, New York, NY 10022	3,058,815	(1)	7.28%
T. Rowe Price Associates, Inc. 100 E. Pratt Street, Baltimore, MD 21202	2,349,400	(2)	5.59%
Wellington Management Company, LLP 75 State Street, Boston, MA 02109	3,254,436	(3)	7.74%

(1) Reflects beneficial ownership by BlackRock, Inc. and its subsidiaries, Barclays Global Investors, NA and certain affiliated entities, which BlackRock, Inc. acquired on December 1, 2009.

(2) These shares are owned by various individual and institutional investors for which T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such shares; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such shares.

(3) According to its Schedule 13G, Wellington Management Company, LLP owns such shares in its capacity as an investment advisor.

Equity Compensation Plan Information

The following table shows, as of December 31, 2009, information with respect to compensation plans under which shares of Common Stock are authorized for issuance.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by shareholders (1)	937,000	$30.59	1,800,000
Equity compensation plans not approved by shareholders (2)	0	0	0
Total	937,000	$30.59	1,800,000

(1) These equity compensation plans are the 1998 Stock Option and Incentive Plan, 1998 Directors’ Compensation Plan, 2003 Directors’ Compensation Plan and 2005 Stock Incentive Plan. No additional awards may be made under the 1998 Stock Option and Incentive Plan, the 1998 Directors’ Compensation Plan or the 2003 Directors’ Compensation Plan. However, shares may be issued under such plans upon the exercise of options that remain outstanding under such plans.

(2) The Company does not have any equity compensation plans that have not been approved by shareholders.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Owens & Minor’s compensation programs are structured to provide a framework that encourages sustained high Company and individual performance and to attract, retain and motivate management. In 2009, the Company again delivered strong financial results despite the continuation of general recessionary conditions throughout the year. The Company had an 11% increase in revenue and a 15.4% increase in income from continuing operations, in each case compared to 2008. This strong performance resulted in payouts under the Company’s 2009 annual incentive plan above the target level of the payout range for executives. The Company continued to tie equity awards to performance in 2009 by granting performance-based share awards in combination with time-based restricted stock awards and amending its MEOP program to pay certain dividends in performance shares rather than time-based restricted stock awards. In addition, the Compensation & Benefits Committee (the “Committee”) reviewed the Company’s “change in control” agreements and made certain changes to be effective January 1, 2011, including the elimination of excise tax gross-up payments.

Other elements of the Company’s executive compensation program remained consistent with prior years although the Committee continues to monitor and review each of these elements for fulfillment of program objectives and market competitiveness. Based on comparisons to peer group companies in 2009 (more fully discussed below), total direct compensation paid to the Named Executive Officers compared between the 25th percentile and median level of these peer companies, consistent with the level targeted by the Committee based on the Company’s below average size and above average performance relative to the peer companies and other elements of compensation. Specific details on the objectives, administration, elements, payout targets and results of the Company’s compensation program are provided in the discussion below.

Compensation Philosophy and Objectives of the Company’s Compensation Program

The Company’s philosophy on executive compensation is to establish and maintain programs and practices intended to accomplish the following objectives:

•	Promote achievement of the Company’s strategic objectives, both short-term and long-term, within a framework that mitigates imprudent risk-taking;

•	Provide rewards that reflect the Company’s financial and operational performance as well as the executive’s individual performance;

•

Provide a total market competitive compensation package that will allow the Company to attract and retain executive-level talent while also aligning executives’ financial interests with those of shareholders; and

•	Provide a total executive compensation package that balances incentives for short-term and long-term performance and cost against expected benefit.

Administration and Procedure

The Company’s executive compensation levels and programs are established, approved and administered by the Compensation & Benefits Committee of the Board of Directors, which is currently composed of four independent directors. The Committee evaluates the performance of the Chief Executive Officer on an annual basis jointly with the Governance & Nominating Committee and reviews with the Chief Executive Officer his annual evaluations of the other Named Executive Officers.

Participation of Executive Officers.    The executive officers generally do not play a role in evaluating or determining executive compensation programs or levels except as described under the caption “Annual Incentives” below. However, the Committee will solicit the views of the Chief Executive Officer on plan design issues from time to time, and the Chief Executive Officer provides performance evaluations of the other executive officers and recommendations as to compensation levels, including base salaries, adjustments to annual incentive payments to reflect individual performance (of which there were none for 2009) and long-term incentive awards.

Independent Advisor.    The Committee has the authority under its charter to retain independent consultants or advisors to assist it in gathering information and making decisions. Management may not engage any independent advisor retained by the Committee to perform services without the prior approval of the Committee, and no such engagement was undertaken in 2009. The Committee also obtains information and assistance from the Company’s Human Resources Department in evaluating and making decisions on executive compensation.

For 2009, the Committee engaged Frederic W. Cook & Co., Inc. (the “Cook firm”) as its independent advisor to (1) provide guidance and recommendations on the selection of an appropriate peer group of companies against which to compare the reasonableness and competitiveness of the Company’s executive compensation program, (2) analyze competitive levels of each element of compensation and total compensation for each of the Named Executive Officers relative to the peer group and industry trends, (3) provide information regarding executive compensation trends and regulatory changes and developments, (4) review and advise the Committee on recommended changes to the executive officer “change in control” agreements and (5) advise the Committee regarding proposed modifications to the Company’s executive compensation program to assist it in meeting the executive compensation objectives listed above. The Cook firm also reviewed materials developed for Committee meetings and provided comments to the Chairman of the Committee, participated in preparatory meetings prior to Committee meetings, attended Committee meetings as requested by the Chairman of the Committee and periodically met in executive session with the Committee.

Factors Used to Determine Executive Compensation.    In 2009, the Committee considered a variety of factors in making decisions regarding compensation for the Named Executive Officers. The main factors were as follows:

Performance.    The Company’s policy is to provide its executive officers with compensation opportunities that are based upon the performance of the Company, their individual performance and their contribution to Company performance.

Mix of Short-Term and Long-Term Compensation.    Because the successful operation of the Company’s business requires a long-term approach, one element of the Company’s executive compensation program is long-term compensation. Although the Company has no specific policies on the percentage of total compensation that should be “short-term versus long-term,” the Committee considered this relationship in determining the overall balance and reasonableness of the executives’ total direct compensation packages. The Committee believes that short-term compensation is necessary in conjunction with long-term compensation to provide remuneration for performance of the short-term goals or milestones that ultimately lead to achievement of the Company’s long-term objectives and strategic initiatives.

Impact and Mix of Cash vs. Non-Cash Compensation.    The Company considers both the cost and the motivational value of the various components of compensation. Although the Company has no specific policies on the percentage of total compensation that should be “cash versus equity,” the Committee considered this relationship in determining the overall balance and reasonableness of the executives’ total direct compensation packages.

Peer Group Comparisons.    Each year, the Committee evaluates the Company’s compensation levels and programs through comparisons to available information for a group of peer companies selected by the Committee (“Peer Companies”) based in part on recommendations from and analyses prepared by the Cook firm. The Committee believes that total direct compensation (base salaries, annual incentive opportunities and equity awards) should generally be competitive between the 25th percentile and the median (or median on a size-adjusted basis relative to the Peer Companies and taking into account that the officers have a SERP) for similarly experienced executives performing similar duties. However, the Committee does not focus primarily on peer group comparisons in setting executive compensation. Instead, the Committee uses peer group comparisons to assess the reasonableness and market competitiveness of its executive compensation decisions.

The Company used the same peer group for compensation comparisons in 2009 as it used in 2008. The peer group consists of 13 companies, which were selected because they are in healthcare distribution or other distribution industries and have revenue, net income, total assets and/or market capitalization that align reasonably closely with those of the Company. The peer group also includes a Richmond, Virginia-based company with which the Company competes for executive talent. These peer companies are as follows:

2009 Peer Companies

C.H. Robinson Worldwide, Inc.	Patterson Companies, Inc.
Conway, Inc.	PSS World Medical, Inc.
Genuine Parts Company	Thermo Fisher Scientific Inc.
Henry Schein, Inc.	United Natural Foods, Inc.
JB Hunt Transport Services, Inc.	United Stationers Inc.
MeadWestvaco Corporation	W.W. Grainger, Inc.
Nash Finch Company

Using the 2009 Peer Companies, the Cook firm analyzed the compensation components and levels as reported for the Named Executive Officer positions of the Peer Companies and prepared a comparison of the Company’s 2008 actual total direct compensation and 2009 target total direct compensation and each element thereof to reported information for the Peer Companies. The Committee has determined that it is appropriate to pay total direct compensation for the Named Executive Officers between the 25th percentile and the median of the Peer Companies based on the Company’s relative size when supported by performance. Although target incentive compensation compares on the low end of the competitive range relative to the Peer Companies, because the Company has a SERP (which is not prevalent among the Peer Companies), actual annual incentive payments result in competitive total compensation when warranted by attainment of annual performance goals.

Tally Sheets.    The Committee also reviews total compensation levels for executive officers at least annually through the use of tally sheets that quantify (or value) each element of direct and indirect compensation provided to individual executives and that demonstrate the portion of the executive’s total compensation represented by each element of compensation. This annual review of tally sheets also includes information on the value of executives’ unexercised stock options and outstanding stock awards as well as an evaluation of actual total compensation that would be paid to executive officers upon the occurrence of certain events, such as retirement or a change in control of the Company. While considered by the Committee, the information from the tally sheets regarding unexercised stock options, outstanding stock awards and total compensation paid upon the occurrence of certain events generally did not affect the Committee’s 2009 compensation decisions for the Named Executive Officers. This reflects the Company’s view that an executive’s compensation level should be based on the Company’s performance, the executive’s performance and the executive’s contribution to the Company’s performance.

Total Program Cost.    The Company considers the cost (including aggregate share usage and dilution) of the various components of the Company’s compensation program in evaluating the overall balance and reasonableness of the executives’ total direct compensation packages.

Risk Considerations.    The Committee reviews performance-based compensation plans to consider whether they are appropriately structured to promote the achievement of goals without encouraging excessive risk-taking behavior. The Committee also takes into account whether the risks associated with performance-based compensation are mitigated by other elements of the Company’s executive compensation program and an overall balance between performance- and non-performance-based compensation.

Elements of Compensation

In an effort to achieve the objectives identified above, the Company’s executive compensation framework in 2009 consisted of the following elements as further described below:

•	Base Salary;

•	Annual Incentives;

•	Long-Term Incentives (performance shares and restricted stock);

•	Deferred Compensation Plan;

•	Retirement/Post-Termination Compensation; and

•	Other Benefits.

The Company believes that the elements of its executive compensation framework support its identified short-term and long-term performance goals by providing the Company’s executive officers with an appropriate mix of compensation elements that include (1) fixed annual compensation, (2) target-based annual and long-term incentive compensation and (3) security for the future needs of the executives and their families in the form of retirement and termination benefits.

Base Salary

The Company believes base salary is the foundation of the Company’s executive compensation framework because it provides a fixed amount of cash compensation to provide for the basic economic security needs of executives at a level that allows the Company to recruit and retain key executive talent. All executive officers of the Company are employed on an “at will” basis, and there are no employment agreements. The Company reviews base salaries each April.

In making base salary decisions in April 2009, the Committee considered (1) individual attributes of each Named Executive Officer (such as responsibilities, skills, leadership and experience), (2) individual and overall Company performance levels and (3) the Named Executive Officer’s expected future contribution to the Company. The Committee also considered that the targeted average percentage salary increase for non-executive Company teammates was 3.0% in 2009 and the general economic decline during the second half of 2008 and early 2009 resulting in depressed market salary levels. In addition, the Committee reviewed competitive comparisons prepared by the Cook firm indicating that the Company’s base salary levels were generally above median versus the Peer Companies even though target total direct compensation was below the median. Based on the factors above, the Committee gave each of the Named Executive Officers a 2.0% increase in base salary as set forth in the table below. The Committee believed that this relatively modest increase in salary levels reflects the continued strong performance of each of the officers balanced against economic conditions, average salary increases being received by other Company teammates and the Company’s above-median base salary levels relative to the Peer Companies.

Name	2009 Base Salary Amount (effective 4/2009)	2009 Base Salary Increase Percentage
Craig R. Smith	$816,000	2.0%
James L. Bierman	510,000	2.0%
Charles C. Colpo	409,530	2.0%
Mark Van Sumeren	453,900	2.0%
E.V. Clarke	362,100	2.0%

Annual Incentives

The Company provides annual incentive opportunities to executive officers to motivate their performance in achieving the Company’s current-year business goals. Each year, the Company establishes a business plan for the forthcoming year that includes financial, strategic and other goals for the Company and that is approved by the Board of Directors. Annual incentive goals for the executive officers are set based on the approved business plan (the “Annual Incentive Plan”). These goals are weighted to reflect their relative importance and contribution to overall Company performance.

For the 2009 Annual Incentive Plan, the Company set target annual incentive opportunities at 75% of base salary for the Chief Executive Officer and 50% of base salary for each of the other Named Executive Officers (“Target Payout Amount”), subject to the achievement of the Company’s target performance goals. The Chief Executive Officer’s Target Payout Amount of 75% of base salary versus 50% for other Named Executive Officers reflected the broader scope of his responsibilities and authority and his greater ability to impact the Company’s performance. The Committee’s review indicated that the 2009 Target Payout Amount was below the median for the Peer Companies for all Named Executive Officers; however, the 2009 Target Payout Amount, in combination with above-median base salaries and other elements of compensation, provided a competitive target annual compensation opportunity for each of the Named Executive Officers.

The Target Payout Amount was based on achievement of three performance metrics (“Performance Metrics”) established in the Company’s annual business plan and weighted as shown below:

Performance Metric	Weight
Company income from continuing operations	50%
Company revenues	25%
Company return on assets	25%

The Committee selected, and the Board of Directors approved, the Performance Metrics, the weights assigned to them and the target achievement levels in early February 2009 based on discussions with and recommendations by the Company’s senior management, the approved business plan for 2009 and the growth and operational improvements in the Company’s five-year strategic plan. The specific Performance Metrics were selected because income from continuing operations and revenue growth, together with effective asset management, were determined to be critical performance areas for the Company in 2009 and key indicators of successful growth and management. The Committee’s goal in setting the target achievement levels was to provide management with challenging yet reasonably achievable goals that would lead the Company to meeting its 2009 business plan and position it to ultimately achieve the growth and improvement targets in its five-year strategic plan without encouraging excessive risk-taking behavior. The Committee believes that the use of three different performance metrics that reward revenue growth but emphasize managed and profitable growth with effective asset management mitigates any excessive risk-taking to achieve incentive payments. In addition, the Committee retains authority to reduce or eliminate incentive compensation, which allows it to monitor and respond to any behavior that it believes could be detrimental to the Company.

The Performance Metrics were structured as a range in which different levels of achievement resulted in decreased or increased incentive payouts relative to the Target Payout Amount; provided that the maximum payout could be no greater than two times the Target Payout Amount, the minimum payout of one-half the Target Payout Amount would be payable for achievement of threshold performance, and no incentive would be payable if the Company’s net income for 2009 did not exceed net income for 2008. The table below sets forth the actual target levels for the Performance Metrics.

2009 Performance Metric Achievement Levels

Actual Payout Amount vs. Target (1)	Company Revenues (millions)	Company Income from Continuing Operations (millions)	Return on Average Assets (%)
200% (Maximum)	$8,464	$118.7	7.10%
100% (Target)	8,061	113.1	6.60
50% (Threshold)	7,859	110.2	6.10

(1) For achievement levels above the threshold amount but below target, or above target but below the maximum threshold, payout amounts would be calculated based on a straight line interpolation of the achievement level above threshold or target.

For 2009, the Company achieved the following results relative to each Performance Metric and target achievement level:

•	Revenues of $8.038 billion, representing 94% of target payout.

•	Income from continuing operations of $116.9 million, representing 167% of target payout.

•	Return on assets of 6.80%, representing 141% of target payout.

This financial and operational performance resulted in a weighted-average annual incentive payout of 142.25% of Target Payout Amount and the following awards to the Named Executive Officers:

Name	2009 Annual Incentive Plan Actual Cash Payout Amounts
Mr. Smith	$870,570
Mr. Bierman	362,737
Mr. Colpo	291,278
Mr. Van Sumeren	322,836
Mr. Clarke	257,543

The Company adopted a recoupment policy in February 2010 that will apply to incentive compensation paid in 2010 and thereafter that allows the Company to adjust or recover awards of incentive or other compensation under specified circumstances. A description of this recoupment policy is set forth on page 32 of this proxy statement under “Recoupment Policy.”

Long-Term Incentives

The Company’s long-term incentive program is focused on rewarding performance that enhances shareholder value through the use of equity-based awards that link compensation to the value of the Company’s Common Stock and strengthens the alignment of management and shareholder interests by creating meaningful levels of Company stock ownership by management. The Company’s long-term incentive program has two components: (1) annual equity awards and (2) the Company’s Management Equity Ownership Program (“MEOP”).

When making the 2009 long-term incentive equity award determinations, the Committee focused on the Company’s longer-term financial performance and balanced the need to align the Named Executive Officers’ financial interests with those of shareholders against considerations regarding the affordability of equity grants, including aggregate share usage, dilution and accounting costs. The Company has historically been conservative and below median relative to the Peer Companies in its grants of equity awards under its long-term incentive program to minimize share usage, dilution and accounting costs. Although equity grants in 2009 continued to be conservative relative to the Peer Companies, the Committee anticipates that it may increase the level of equity grants in future years relative to other elements of compensation. The Committee took steps in 2008 to further link equity awards to Company performance by introducing grants of performance-based shares (or performance shares) in lieu of performance-accelerated restricted stock for officers and continued this program in 2009.

Pursuant to the Company’s long-term incentive program, the Named Executive Officers received long-term incentive awards in 2009 having the following grant date fair values:

Name	2009 Long-Term Incentive Awards (a)
	Performance Shares ($ value) (b)	Restricted Stock ($ value) (c)	MEOP Restricted Stock ($ value) (d)	Total
Mr. Smith	$349,500	$349,500	$147,809	$846,809
Mr. Bierman	113,588	113,588	69,274	296,450
Mr. Colpo	104,850	104,850	37,080	246,780
Mr. Van Sumeren	83,880	83,880	30,845	198,605
Mr. Clarke	104,850	104,850	65,592	275,292

(a) The amounts shown are the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718 and, in the case of performance shares, are based on the target or probable outcome.

(b) These performance shares require achievement by the Company of a targeted compounded annual growth in operating earnings for a two-year period (calendar years 2009 and 2010) of 10%-12% as a condition to issuance of the underlying restricted stock (which, if earned, would vest on the third anniversary of the performance share award).

(c) These shares of restricted stock vest three years from the date of grant based on the executive’s continued employment with the Company.

(d) These awards were granted on February 4, 2009, were based on the Named Executive Officers’ achievement of their respective 2008 target ownership amounts under the MEOP as of December 31, 2008 and were paid in shares of restricted stock that vest five years from the date of grant.

Annual Equity Awards.    The Company’s shareholder-approved 2005 Stock Incentive Plan permits the Company to award grants of non-qualified stock options, incentive stock options, stock awards, performance share awards and stock appreciation rights.

Except in instances of initial executive hiring, job promotions and similar circumstances, the Company grants equity awards to executive officers one time each year. The Committee’s decision to grant equity-based awards (other than the restricted stock grants made in connection with the MEOP) is discretionary and largely determined by the Company’s longer-term financial performance, strategic accomplishments and individual contributions. Equity award decisions may also be based upon outstanding individual performance, expected future performance, job promotions and the assumption of greater responsibility within the Company. The Company strives to maintain an appropriate balance between the aggregate number of shares used for equity grants (relative to the competitive landscape) and shareholder interests.

The Company has been transitioning since 2006 from granting solely time-based equity awards to granting awards tied to corporate performance. In 2009, the Company took further steps to link equity awards to long-term performance by using a two-year performance period for performance shares rather than a one-year performance period. The Company believes that a two-year performance period also mitigates any potential risks that may be associated with a shorter-term performance objective.

In 2009, the Committee granted equity awards to the Named Executive Officers consisting of 50% time-based restricted stock that vests three years from the date of grant and 50% performance shares, which are earned only if the Company achieves the designated two-year compounded growth in operating earnings for calendar years 2009 and 2010 (relative to 2008 operating earnings). The Committee chose an operating earnings metric for the performance shares (rather than net income from continuing operations, which is used for the annual incentive program) because it believes operating earnings (which reflects performance prior to net interest expense and income taxes) is a more appropriate measurement of longer-term performance and directly aligns long-term compensation to the Company’s strategic plan goals. If the performance requirement is met, the performance shares are paid in the form of restricted stock that vests on the third anniversary of the performance share award. If the performance requirement is not met, the award is forfeited. The table below shows the operating earnings metric established by the Committee for the 2009 performance share awards. These achievement levels were selected based on the Company’s 2009 business plan and five-year strategic plan.

2009 Performance Share Achievement Levels

Actual Payout Amount vs. Target (1)	Compounded Annual Growth in Operating Earnings for 2009 and 2010 (%)
150% (Maximum)	14%
100% (Target)	10% - 12%
50% (Threshold)	8%

(1)	For achievement levels above the threshold amount but below target, or above target but below the maximum threshold, share payout amounts would be calculated based on a straight line interpolation of the achievement level above threshold or target.

Because the performance metric for the performance shares awarded in 2009 have a two-year performance period, no restricted shares will be issuable until after 2010 and only if the metric is achieved at the threshold level or above.

Management Equity Ownership Program.    In addition to the equity awards discussed above, each Named Executive Officer is eligible to earn an additional award of restricted stock each year by achieving requisite stock ownership levels under the Company’s MEOP. The MEOP is intended to further strengthen the alignment of management and shareholder interests by creating meaningful levels of Company stock ownership by management. These targets are four times base salary for the Chief Executive Officer, two times base salary for Executive Vice Presidents and one and one-half times base salary for each of the other Named Executive Officers. The Chief Executive Officer’s higher ownership target reflects the larger portion of his total compensation represented by long-term incentive award value. Eligible holdings in meeting these targets include direct holdings, indirect holdings, shares held through Company plans such as the 401(k) plan and teammate stock purchase plan, and restricted stock holdings (but excluding stock options). To encourage ownership and help executive officers meet their equity investment targets, participants may elect to receive a portion of their annual cash incentive award in restricted stock.

Under the MEOP, participants are given a five-year period to reach the full target ownership amount with interim targets to meet each year. As of December 31, 2009, each Named Executive Officer had achieved his applicable target ownership amount. Because of the success of the MEOP in increasing and maintaining meaningful stock ownership levels among management, the Company has not imposed any further stock retention requirements on its executive officers in connection with stock option exercises or vesting of restricted stock.

Until a participant meets his or her total target level of ownership, a 10% annual equity ownership dividend is paid on all Common Stock owned up to the participant’s full target level, provided the applicable interim ownership targets are achieved. The dividend is paid in the form of restricted stock that vests five years from the date of grant if the desired ownership level is maintained and the executive remains in the Company’s employ. If a participant’s ownership falls below the target level, a portion of his or her annual bonus and/or salary increase, if earned, will be paid in the form of restricted stock and the dividend shares will be forfeited until the target ownership level is achieved or re-established.

Once a participant reaches his or her total target level of ownership, the annual equity ownership dividend is reduced from 10% to 5%. In 2008, the Committee amended the MEOP to provide that this 5% dividend will be paid in additional performance shares rather than shares of time-based restricted stock. Accordingly, for continued achievement of total ownership levels in 2009, participants will receive performance shares with the same performance metric as the 2010 performance share equity award. This amendment further reflects the Company’s focus on linking executive compensation to performance results.

Deferred Compensation Plan

The Company has an Executive Deferred Compensation Plan into which Company officers may defer salary and cash bonus. The purpose of the deferred plan is to provide security for current and future needs of the officers and their families by providing an attractive opportunity to save for retirement and to ensure that the Company’s executive compensation program remains competitive in the marketplace for key executive talent. This plan is unfunded and provides for a single investment option in a fixed income fund selected by the Committee that pays the applicable market rate of interest. None of the Named Executive Officers participates in the Deferred Compensation Plan.

Retirement/Post-Termination Compensation

Retirement Compensation

The Company believes that retirement compensation is an essential component of an overall market competitive total executive compensation package in that it provides security for the future needs of the executives and their families. Named Executive Officers are entitled to participate in the Company’s 401(k) plan and receive Company matching contributions in the same manner as any Company teammate. Because the Company froze its defined benefit pension plan on December 31, 1996, only two of the five Named Executive Officers are participants under this plan and are entitled to benefits upon retirement as provided in such plan.

The Company provides supplemental retirement benefits under a Supplemental Executive Retirement Plan (the “SERP”) for certain officers of the Company selected by the Committee, including the Named Executive Officers, as further described on page 41 of this proxy statement under “Retirement Plans—Supplemental Executive Retirement Plan.” At the time of its implementation, the SERP was designed to be competitive relative to defined benefit pension plans offered by other companies and to reward officers who provide long-term service to the Company (thereby promoting retention of highly performing executive talent). The SERP entitles the Named Executive Officers who meet its age and service requirements to receive a specified percentage (65% for Mr. Smith and 60% for each of the other Named Executive Officers) of their average base salary plus bonus for the highest consecutive five out of the last 10 years preceding retirement, reduced by any benefits payable under the Company’s pension plan, defined benefit plans of prior employers, Social Security and the benefit attributable to certain Company contributions under the Company’s 401(k) plan. The estimated annual benefits payable under the SERP upon retirement of the Named Executive Officers at age 65 are as set forth on page 41 of this proxy statement under the “Pension Benefits Table.” These amounts are reviewed and considered by the Committee each year in evaluating tally sheets on total executive compensation to ensure that the amounts are reasonable in light of the purpose of the SERP and relative to the marketplace generally. During 2008, the Cook firm analyzed the SERP, including expected short-term and long-term costs and benefits, and the prevalence of these compensation plans among the Peer Companies. Although only about 25% of the Peer Companies have SERPs, the Committee determined that the benefits attributable to the SERP, together with the other elements of compensation, provide a competitive target total compensation program to the Named Executive Officers. The Committee also believes that the SERP has played and continues to play a valuable role in attracting and retaining executive talent, especially since the Company currently offers no retirement benefits other than 401(k) plan participation (and pension benefits to those officers who qualified for a benefit when the defined benefit pension plan was frozen in 1996). The Company will continue to evaluate the SERP as it makes changes to its overall executive compensation program to enhance performance-based annual and long-term incentives.

Change in Control Agreements

The Company has entered into change in control agreements (“CIC Agreements”) with certain officers, including all of the Named Executive Officers other than Mr. Bierman (who elected not to enter into an agreement), as described on page 45 of this proxy statement under “Potential Payments upon Termination or Change in Control—Change in Control Agreements.” The purpose of the CIC Agreements is to encourage key management personnel to remain with the Company and to help avoid distractions and conflicts of interest in the event of a potential or actual change in control of the Company so that executives will focus on a fair and impartial review of the acquisition proposal and the maximization of shareholder value despite the risk of losing employment. The Company believes that the CIC Agreements help it to attract and retain key executive talent that could have other employment alternatives that may appear to be less risky absent these arrangements. The Company further believes that it has structured these agreements to be reasonable and to provide a temporary level of income protection to the executive in the event of employment loss due to a change in control.

The CIC Agreements are subject to annual review and revision by the Company. In 2009, the Committee asked the Cook firm to review the form of its CIC Agreements and make recommendations for modifications to these agreements based on current industry practices and changing trends in executive compensation. Based on the Cook firm’s recommendations as well as internal analysis and review by the Company, the Committee made certain modifications to the form CIC Agreement that will be effective with respect to CIC Agreements entered into beginning on January 1, 2011. These changes include, among other things, revisions to certain definitions and terms to reflect best practices and the elimination of excise tax gross-up payments.

The severance payment obligation under the CIC Agreements has a “double trigger” such that the payment of a severance benefit may only be made if there is a change of control and the officer’s employment with the Company is terminated within 24 months after such change in control. The Company believes that this structure strikes an appropriate balance between the incentives and the executive hiring and retention effects described above, without providing these benefits to executives who continue to enjoy employment with an acquiring company in the event of a change of control transaction. The Company reviews on an annual basis, in connection with the preparation and evaluation of executive compensation tally sheets, the severance amounts that would be payable to each Named Executive Officer upon a change in control to ensure that the amounts are reasonable in light of the purpose of the agreements and relative to the marketplace generally. However, these amounts did not affect the Company’s compensation decisions with regard to any specific element of the Company’s 2009 executive compensation program.

Equity award grants made in 2006 and after have the same “double-trigger” feature discussed above for accelerated vesting and exercisability, as applicable, in the event of a change in control. However, under the terms of pre-2006 equity award grants, upon a change in control of the Company, the executive officers’ outstanding shares of restricted stock would vest and certain stock options would become immediately exercisable. These same terms apply to the equity awards of all other teammates in the Company upon a change in control.

Severance Policy

The Company has a formal severance policy described on page 45 of this proxy statement under “Potential Payments upon Termination or Change in Control—Severance Policy” that applies to all corporate officers who are involuntarily terminated without cause or who resign at the request of the Company. The Company believes this policy is necessary to promote management stability and provide consistent treatment of its departing officers as well as to treat these individuals fairly in circumstances where their performance does not constitute cause for employment termination. The Company also believes the severance policy helps the Company attract and retain key executive talent that could have other employment alternatives that may appear to be less risky absent such a policy. The severance policy is designed to provide the officer with continued compensation and assistance for a relatively short period of time (based on years of service to the Company) in an effort to assist him or her in finding alternative officer-level employment and is conditioned upon the officer entering into a non-competition, non-solicitation and confidentiality agreement for the benefit of the Company.

Other Benefits

In addition to the components of compensation discussed above, the Company provides certain other benefits to executives, including the Named Executive Officers, to help maximize the time key executives are able to spend on the Company’s business; to reward experience, expertise, responsibility, seniority, leadership qualities and advancement; and to ensure that the Company’s executive compensation program remains competitive in the marketplace for key executive talent. These other benefits consist of the following and are specifically disclosed by amount in note (4) to the Summary Compensation Table on page 35 of this proxy statement: funding of life insurance policy premiums (provides security for current and future needs of the executives and their families), automobile allowance or lease (ensures transportation for business travel needs, recognizing that the automobile may also be used for personal purposes), tax and financial planning and return preparation assistance (allows executives to concentrate on business matters rather than on personal financial planning), and annual physical (identifies and addresses medical issues and helps preserve the Company’s investment in its executives by encouraging them to maintain healthy lifestyles and be proactive in addressing potential health issues). The Company only pays for executive travel on commercial or private aircraft when such travel is integrally and directly related to the performance of the executive’s duties for the Company and is not personal in nature.

Recoupment Policy

In an effort to mitigate any imprudent risk-taking behavior associated with incentive compensation, in early 2010, the Board of Directors adopted a policy that permits the recoupment of performance-based cash and equity compensation paid to executive officers of the Company after January 1, 2010. This compensation is recoverable from an executive officer if:

(i)	The payment or award was predicated upon the achievement of certain financial results that were subsequently the subject of a substantial restatement of the Company’s financial statements;

(ii)	The Board (or its designated committee) determines that the executive engaged in misconduct that caused or substantially caused the need for the restatement; and

(iii)	A lower payment would have been made to the executive officer based upon the restated financial results.

If the foregoing conditions are met, as determined by the Board (or its designated committee), the Company, under terms of the applicable program or award agreements, will recover from the executive officer the amount by which his or her performance-based compensation for the relevant period exceeded the amount, if any, that would have been paid based on the restated financial results. The Board (or its designated committee) may take such further action as it deems necessary or appropriate to remedy the misconduct and prevent its recurrence. The recoupment policy will not apply to performance-based compensation after the second anniversary of the date on which such compensation was paid.

Tax Considerations

Section 162(m) of the Internal Revenue Code disallows corporate tax deductions for executive compensation in excess of $1 million paid annually to the Named Executive Officers other than the Chief Financial Officer. This law allows for certain exemptions to the deduction cap, including “performance-based compensation” as defined in the rules adopted under Section 162(m).

Although the Company prefers that its pay plans be “performance-based” and therefore eligible for compensation expense deductions, it also believes that, under certain circumstances, awarding compensation that is not tax deductible may better support the long-term goals of the Company and the interests of shareholders. In 2009, the Company exceeded the deduction cap only with respect to the Chief Executive Officer.

Chief Executive Officer Compensation

Notwithstanding the fact that the Company’s compensation policies are applied in the same manner to all executive officers, including the Chief Executive Officer, the 2009 total direct compensation for Mr. Smith was substantially higher than that of the other Named Executive Officers. The differential between the compensation of Mr. Smith and the other Named Executive Officers reflects the significant differences in their relative responsibilities and authority. The Company believes that the scope of Mr. Smith’s responsibilities and authority, together with his ability to impact the Company’s performance, is significantly greater than that of the other Named Executive Officers and, accordingly, is reflected in his compensation. Mr. Smith’s compensation also compares between the 25th percentile and median level for chief executive officers of the Peer Companies, consistent with the policy for other Named Executive Officers, and thus reflects market differentials for the chief executive officer position versus other executives.

REPORT OF THE COMPENSATION & BENEFITS COMMITTEE

The Compensation & Benefits Committee is responsible for making recommendations to the Board of Directors on the compensation of Craig R. Smith, the Company’s President & Chief Executive Officer, in addition to reviewing and approving management’s recommendations for compensating all corporate officers. The Committee also administers and implements the Company’s incentive compensation plans and equity-based plans as described in its charter, which can be found on the Company’s website.

The Committee’s decisions and recommendations regarding the compensation of the President & Chief Executive Officer were made within the context of the philosophy, principles and program objectives presented in the foregoing Compensation Discussion and Analysis. The Committee regularly reviews the elements that comprise the Company’s compensation program to ensure a proper balance between the history of the overall program, including the role of each element, and emerging best practices for the design and governance of executive compensation plans and practices.

The Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on that review, the Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis section be included in this proxy statement.

THE COMPENSATION & BENEFITS COMMITTEE

Anne Marie Whittemore, Chairman

A. Marshall Acuff, Jr.

J. Alfred Broaddus, Jr.

Robert C. Sledd

SUMMARY COMPENSATION TABLE

The following table summarizes for the years ended December 31, 2009, 2008 and 2007 the total compensation of the Company’s Chief Executive Officer, Chief Financial Officer and the three other highest compensated executive officers (“Named Executive Officers”).

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)		(i)	(j)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (1) ($)	Option Awards (1) ($)	Non-Equity Incentive Plan Compensation (2) ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings (3) ($)		All Other Compensation (4) ($)	Total ($)
Craig R. Smith	2009	$810,462	$0	$846,809	$0	$870,570	$1,397,554		$117,670	$4,043,065
President & Chief	2008	788,077	0	1,164,233	0	1,080,000	305,466		89,152	3,426,928
Executive Officer	2007	750,176	135,938	731,508	224,500	343,704	303,851		75,311	2,564,988

James L. Bierman	2009	$506,538	$0	$296,450	$0	$362,737	$892,447		$47,471	$2,105,643
Senior Vice President &	2008	484,615	0	285,484	0	450,000	0	(5)	30,689	1,250,788
Chief Financial Officer	2007	238,926	50,000	169,700	87,800	79,012	0	(5)	24,049	649,487

Charles C. Colpo	2009	$406,750	$0	$246,780	$0	$291,278	$445,377		$46,074	$1,436,259
Executive Vice President &	2008	390,269	0	343,846	0	361,350	92,622		41,620	1,229,707
Chief Operating Officer	2007	350,221	39,589	170,899	105,515	109,865	88,046		52,452	916,587

Mark Van Sumeren	2009	$450,819	$0	$198,605	$0	$322,836	$433,403		$44,814	$1,450,477
Senior Vice President,	2008	440,937	0	282,252	0	400,500	77,636		36,090	1,237,415
Strategic Planning &	2007	428,007	0	122,779	70,942	129,970	38,002		36,715	826,415
Business Development

E.V. Clarke	2009	$359,642	$0	$275,292	$0	$257,543	$431,425		$34,287	$1,358,189
Executive Vice President,	2008	336,539	0	275,615	0	310,271	48,680		24,977	996,082
Distribution	2007	270,912	0	81,248	80,820	70,620	659,920	(6)	22,735	1,186,255

(1) The amounts included in columns (e) and (f) are the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718, and column (e) includes awards subject to performance conditions. Of the total awards reflected in column (e) for 2009, the amount specified below for each officer represents awards subject to performance conditions, which are valued at the grant date based upon the probable outcome of such conditions:

Mr. Smith, $349,500; Mr. Bierman, $113,588; Mr. Colpo, $104,850; Mr. Van Sumeren, $83,880; Mr. Clarke, $104,850.

The grant date value of the above performance-based award for 2009 would equal the following for each officer assuming achievement of the highest level of performance conditions:

Mr. Smith, $524,250; Mr. Bierman, $170,382; Mr. Colpo, $157,275; Mr. Van Sumeren, $125,820; Mr. Clarke, $157,275.

Assumptions used in the calculation of the stock awards included in column (e) and option awards included in column (f) are included in note 12 to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, which is incorporated herein by reference. The actual value a Named Executive Officer may receive for stock awards depends on market prices and there can be no assurance that the amounts shown are the amounts that will be realized.

(2) The amounts included in column (g) reflect cash awards to the Named Executive Officers under the Company’s performance-based annual incentive plans for 2009, 2008 and 2007. The awards under the 2009

Annual Incentive Plan are discussed under “Compensation Discussion and Analysis—Annual Incentives” on page 26 of this proxy statement.

(3) The amounts included in column (h) reflect the actuarial increase in the present value of the Named Executive Officer’s benefits under all pension plans of the Company during 2009, 2008 and 2007 determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements. For additional information on the Company’s pension plans, see “Retirement Plans” on page 40 of this proxy statement. No Named Executive Officer received preferential or above-market earnings on deferred compensation.

(4) For 2009, the amounts included in column (i) consist of the following benefits or Company contributions attributable to the following:

	Car Lease or Allowance	Tax Planning/ Return Preparation	Life Insurance Premiums	401(k) Plan Company Match	Annual Physical	Dividends on Restricted Stock	Other (1)	Total
Mr. Smith	$11,941	$3,100	$4,182	$8,615	$3,700	$76,624	$9,508	$117,670
Mr. Bierman	9,600	6,389	0	9,800	3,950	17,599	133	47,471
Mr. Colpo	6,383	0	6,122	9,340	0	21,090	3,139	46,074
Mr. Van Sumeren	9,600	3,487	0	9,800	3,950	17,977	0	44,814
Mr. Clarke	2,568	800	0	6,620	3,700	17,659	2,940	34,287

(1) Includes amenities and awards provided at Company sales and leadership conferences and other awards or gifts.

(5) Mr. Bierman’s employment commenced effective June 13, 2007. He was not eligible to become a participant in the SERP in 2007. In 2008, Mr. Bierman became eligible to participate in the SERP and received retroactive credit for two years of service under the terms of the plan. Accordingly, the change in the actuarial present value of the accumulated benefit under the SERP reflected in column (h) of the table for 2008 was calculated relative to an accrued benefit on December 31, 2007 rather than zero. The change in the actuarial present value of the accumulated benefit under the SERP from January 1, 2008 to December 31, 2008 was a negative number ($38,828) due to a lower accrued SERP benefit in 2008 relative to the accrued SERP benefit for 2007 based on Mr. Bierman’s retroactive service credit.

(6) Mr. Clarke first became a participant in the SERP in 2007 and, accordingly, the present value of the full accumulated benefit under the SERP is reflected in column (h) for 2007.

GRANTS OF PLAN BASED AWARDS TABLE

The following table shows awards granted to the Named Executive Officers during the year ended December 31, 2009.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Potential Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (3) (#)	All Other Option Awards: Number of Securities Underlying Options (4) (#)	Exercise or Base Price of Option Awards ($ /Sh)	Grant Date Fair Value of Stock and Option Awards (5)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Craig R. Smith	2/4/09	—	—	—	—	—	—	4,054	—	—	$147,809
	2/4/09	—	—	—	—	—	—	10,000	—	—	349,500
	2/4/09	—	—	—	5,000	10,000	15,000	10,000	—	—	349,500
	N/A	$306,000	$612,000	$1,224,000	—	—	—	—	—	—	—

James L. Bierman	2/4/09	—	—	—	—	—	—	1,900	—	—	$69,274
	2/4/09							3,250			113,588
	2/4/09	—	—	—	1,625	3,250	6,500	3,250	—	—	113,588
	N/A	$127,500	$255,000	$510,000	—	—	—	—	—	—	—

Charles C. Colpo	2/4/09	—	—	—	—	—	—	1,017	—	—	$37,080
	2/4/09	—	—	—	—	—	—	3,000	—	—	104,850
	2/4/09	—	—	—	1,500	3,000	4,500	3,000	—	—	104,850
	N/A	$102,383	$204,765	$409,530	—	—	—	—	—	—	—

Mark Van Sumeren	2/4/09	—	—	—	—	—	—	846	—	—	$30,845
	2/4/09	—	—	—	—	—	—	2,400	—	—	83,880
	2/4/09	—	—	—	1,200	2,400	3,600	2,400	—	—	83,880
	N/A	$113,470	$226,950	$453,900	—	—	—	—	—	—	—

E.V. Clarke	2/4/09	—	—	—	—	—	—	1,799	—	—	$65,592
	2/4/09	—	—	—	—	—	—	3,000	—	—	104,850
	2/4/09	—	—	—	1,500	3,000	4,500	3,000	—	—	104,850
	N/A	$90,525	$181,050	$362,100	—	—	—	—	—	—	—

(1) The amounts shown in column (c) reflect the minimum payment level under the Company’s 2009 Annual Incentive Plan if minimum performance conditions were met and represents 50% of the target payment level shown in column (d) which is based on meeting target performance conditions. The amount shown in column (e) is 200% of the target payment level and is based on meeting maximum performance conditions. These amounts are based upon the individual’s 2009 salary and position (75% of base salary for the Chief Executive Officer and 50% of base salary for the other Named Executive Officers). The actual 2009 Annual Incentive Plan payouts are included under “Summary Compensation Table—Non-Equity Incentive Plan Compensation.”

(2) The amounts shown in column (f) reflect the minimum restricted stock award level under 2009 performance share grants if minimum performance conditions are met and represents 50% of the target restricted stock award level shown in column (g) which is based on meeting target performance conditions. The amount shown in column (h) is 150% of the target restricted stock award level and is based on meeting the maximum performance conditions. These restricted stock awards are based on the Company’s achievement of threshold, target or maximum operating earnings goals for 2009 and 2010 as discussed on page 29 of this proxy statement and, if earned, vest on the third anniversary of the performance share grant.

(3) The amounts shown in column (i) represent the following equity grants in 2009:

(a) The first listed grants on February 4, 2009 were for shares of restricted stock awarded to the Named Executive Officer for achieving his Common Stock ownership requirement under the MEOP for the year ended December 31, 2008. These shares vest five years from the date of grant based on the executive’s continued employment with the Company.

(b) The second listed grants on February 4, 2009 were for shares of restricted stock awarded, representing 50% of the Company’s annual equity grant to the Named Executive Officers. These shares vest three years from the date of grant based on the executive’s continued employment with the Company. The other 50% of the Company’s annual equity grant to the Named Executive Officers in 2009 were performance share grants under which shares of restricted stock are issued contingent on meeting specified performance conditions as described in footnote (2) above.

Dividends are paid on outstanding restricted stock grants at the same rate as for all shareholders of record. Dividends are not paid on performance share grants unless and until the performance conditions are satisfied, resulting in the issuance of the underlying restricted stock.

(4) No stock options were granted by the Company in 2009.

(5) The amounts shown in column (l) are the grant date fair value of each individual equity award computed in accordance with FASB ASC Topic 718. The grant date value of the performance share awards reflected in columns (f), (g) and (h) would equal the following for each officer assuming achievement of performance conditions for maximum payout:

Mr. Smith, $524,250; Mr. Bierman, $170,382; Mr. Colpo, $157,275; Mr. Van Sumeren, $125,820; Mr. Clarke, $157,275.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The following table summarizes for each Named Executive Officer information regarding unexercised stock options, unvested restricted stock awards and incentive plan awards outstanding as of December 31, 2009.

	Option Awards					Stock Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#) (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (4)
	Exercisable	Unexercisable
Craig R. Smith	50,000	—	—	$24.64	4/28/11	4,871	$209,112	5,000	214,650
	37,500	—	—	29.58	4/28/12	5,000	214,650	—	—
	50,000	—	—	29.94	7/28/12	11,054	474,548	—	—
	25,000	—	—	32.00	4/27/13	3,765	161,631	—	—
	17,500	7,500	—	36.11	4/26/14	6,250	268,313	—	—
	—	—	—	—	—	4,659	200,011	—	—
	—	—	—	—	—	2,080	89,294	—	—
	—	—	—	—	—	10,000	429,300	—	—
	—	—	—	—	—	11,100	476,523	—	—
	—	—	—	—	—	10,000	429,300	—	—
	—	—	—	—	—	4,054	174,038	—	—
Total	180,000	7,500	—	—	—	72,833	3,126,720	5,000	214,650
James L. Bierman	7,000	3,000	—	$33.94	6/13/14	5,000	$214,650	1,625	69,762
	—	—	—	—	—	478	20,521	—	—
	—	—	—	—	—	3,000	128,790	—	—
	—	—	—	—	—	3,330	142,957	—	—
	—	—	—	—	—	3,250	139,523	—	—
	—	—	—	—	—	1,900	81,567	—	—
Total	7,000	3,000	—	—	—	16,958	728,007	1,625	69,762
Charles C. Colpo	15,750	—	—	$29.58	4/28/12	1,017	$43,660	1,500	64,395
	10,500	—	—	32.00	4/27/13	3,000	128,790	—	—
	8,225	3,525	—	36.11	4/26/14	3,608	154,891	—	—
	—	—	—	—	—	3,250	139,523	—	—
	—	—	—	—	—	665	28,548	—	—
	—	—	—	—	—	689	29,579	—	—
	—	—	—	—	—	2,938	126,128	—	—
	—	—	—	—	—	1,097	47,094	—	—
	—	—	—	—	—	753	32,326	—	—
	—	—	—	—	—	2,100	90,153	—	—
	—	—	—	—	—	799	34,301	—	—
Total	34,475	3,525	—	—	—	19,916	854,994	1,500	64,395
Mark Van Sumeren	7,900	—	—	$32.00	4/27/13	846	$36,319	1,200	51,516
	5,530	2,370	—	36.11	4/26/14	2,400	103,032	—	—
	—	—	—	—	—	2,664	114,366	—	—
	—	—	—	—	—	2,400	103,032	—	—
	—	—	—	—	—	787	33,786	—	—
	—	—	—	—	—	899	38,594	—	—
	—	—	—	—	—	1,975	84,787	—	—
	—	—	—	—	—	1,538	66,026	—	—
	—	—	—	—	—	1,580	67,829	—	—
						1,505	64,610
Total	13,430	2,370	—	—	—	16,594	712,380	1,200	51,516
E.V. Clarke	6,300	2,700	—	$36.11	4/26/14	1,799	$77,231	1,500	64,395
	—	—	—	—	—	3,000	128,790	—	—
	—	—	—	—	—	2,775	119,131	—	—
	—	—	—	—	—	2,500	107,325	—	—
	—	—	—	—	—	427	18,331	—	—
	—	—	—	—	—	884	37,950	—	—
	—	—	—	—	—	2,250	96,593
Total	6,300	2,700	—	—	—	13,635	585,351	1,500	64,395

(1) Stock options vest as follows: 40% one year after grant, 30% two years after grant and 30% three years after grant. The unexercisable options listed above (1) were granted on April 26, 2007, (2) will become fully vested on April 26, 2010 and (3) will expire on April 26, 2014.

(2) Shares of restricted stock vest either three or five years from the date of grant. Vesting dates for the shares of restricted stock listed for each officer range from February 2010 to February 2014.

(3) The market value of the restricted shares was calculated based on $42.93 per share, the closing price of the Company’s Common Stock on December 31, 2009. Dividends are paid on outstanding shares of restricted stock at the same rate as paid to all shareholders of record.

(4) The amounts in column (i) represent the number of performance shares outstanding based on the achievement of the threshold level of performance conditions. The market value of the performance shares was calculated based on $42.93 per share, the closing price of the Company’s Common Stock on December 31, 2009. Dividends are not paid on performance shares unless and until the underlying performance conditions are achieved.

OPTION EXERCISES AND STOCK VESTED TABLE

The following table sets forth for each Named Executive Officer information on stock option exercises and vesting of restricted stock on an aggregated basis during the year ended December 31, 2009.

(a)	Option Awards		Stock Awards
	(b)	(c)	(d)	(e)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Craig R. Smith	125,000	$3,242,525	8,456	$336,295
James L. Bierman	0	$0	0	$0
Charles C. Colpo	18,100	$516,860	1,054	$41,918
Mark Van Sumeren	0	$0	162	$6,443
E.V. Clarke	0	$0	5,000	$226,250

(1) The value realized on exercise is computed as the difference between the market price of the underlying securities at exercise and the exercise price of the options.

(2) The value realized on vesting is computed by multiplying the number of shares vesting by the market price of the underlying shares on the vesting date.

RETIREMENT PLANS

Pension Plan.    The Company provides retirement benefits under a defined benefit pension plan to substantially all teammates who had earned benefits as of December 31, 1996. Benefits under the pension plan are based upon both length of service and compensation and are determined under a formula based on an individual’s career average earnings and years of credited service. Benefits are computed on a straight life annuity basis and are not subject to offset for Social Security benefits or other amounts. Funding is determined on an actuarial basis. Effective December 31, 1996, participants in the pension plan ceased to accrue additional benefits; provided, however, that participants who had completed at least five years of service as of January 1, 1997 and whose age plus years of service equaled at least 65 continued to earn an accrued benefit until the earlier of (i) December 31, 2001 or (ii) retirement, death or termination of employment (with the exception of certain highly compensated teammates if the pension plan did not meet certain coverage requirements of the Internal Revenue Code). Mr. Smith and Mr. Colpo are the only Named Executive Officers who are participants in the pension plan and are eligible to receive a benefit upon retirement under the plan. In December 2009, the Board of Directors approved a plan to fund and terminate the pension plan, and the Company currently is in the process of effecting such termination.

Supplemental Executive Retirement Plan.    The Company provides supplemental retirement benefits to certain teammates selected by the Committee under the SERP. The SERP entitles participants who meet its age and service requirements to receive a specified percentage (in the case of Mr. Smith, 65%, and the other Named Executive Officers, 60%) of the participant’s average base monthly salary (plus bonus for certain participants, including the Named Executive Officers) for the highest consecutive five out of the last ten years preceding his or her retirement. The SERP benefit to which a participant is entitled is reduced by any benefit payable under the Company’s pension plan, Social Security, any defined benefit pension plan of a prior employer and the benefit attributable to certain Company contributions under the Company’s 401(k) plan. The SERP provides for full benefits to participants who retire at or after the attainment of the age of 65 (or at or after the age of 62 with 20 years of service) and provides for reduced benefits to participants who retire between the ages of 55 and 64 if their age plus years of service to the Company equal at least 70. If a participant retires prior to age 65 (or prior to age 62 with 20 years of service), his or her otherwise applicable full retirement benefit is reduced by 0.333% for each month remaining from the date of retirement until the participant would reach age 65. SERP payments are made to an eligible participant until his or her death (and, following the participant’s death, will continue to be made to the participant’s beneficiary unless or until a total of 180 payments have been made under the SERP to either the participant or his or her beneficiary). Upon retirement, participants are no longer eligible to participate in the Company’s medical insurance or benefit plans (except as legally required under COBRA). In consideration for receiving benefits under the SERP, the participant must comply with a non-competition agreement during employment and for a period of five years following employment by the Company.

PENSION BENEFITS TABLE

The following table shows the actuarial present value of accumulated benefits payable to each of the Named Executive Officers as of December 31, 2009, including the number of years of service credited to each such Named Executive Officer, under each of the pension plan and the SERP using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements. Benefits under these plans are payable as a monthly annuity for the life of the retiree.

(a)	(b)	(c)	(d)	(e)
Name	Plan Name (1)	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (2)(3)	Payments During Last Fiscal Year ($)
Craig R. Smith	Pension Plan SERP	7 21	$73,377 5,301,110	0
James L. Bierman	SERP	3	$2,829,440	0
Charles C. Colpo	Pension Plan SERP	14 28	$60,073 1,333,343	0
Mark Van Sumeren	SERP	6	$1,588,233	0
E.V. Clarke	SERP	3	$1,140,025	0

(1) The Company froze its defined benefit pension plan on December 31, 1996, and Mr. Smith and Mr. Colpo are the only Named Executive Officers who are participants in the pension plan and are eligible to receive a benefit upon retirement. The pension plan benefit shown in the table is based on the benefit payable at the normal retirement age of 65 (an estimated annual benefit of $10,144 to Mr. Smith and $11,747 to Mr. Colpo).

(2) Estimated annual benefits payable under the SERP upon retirement at normal retirement age for the Named Executive Officers are: Mr. Smith, $669,341; Mr. Bierman, $378,710; Mr. Colpo, $238,133; Mr. Van Sumeren, $283,656; and Mr. Clarke, $241,789. The calculation of present value of accumulated benefit assumes a discount rate of 5.75% and was based on the 2009 IRS Static Mortality Table. For a discussion of the assumptions used by the Company in calculating these amounts, see note 13 to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, which is incorporated herein by reference.

(3) Mr. Smith is eligible for early retirement under the SERP because he is 58 years old and has more than 15 years of service to the Company. He currently qualifies for approximately 72% of his full retirement benefits. No other Named Executive Officer qualifies for early retirement benefits under the SERP.

NONQUALIFIED DEFERRED COMPENSATION PLAN

The Company maintains an Executive Deferred Compensation Plan in which certain members of management are eligible to participate. This plan permits participants to defer salary and cash bonus paid during a year for which a deferral election is made. Deferred amounts earn interest based on a fixed income fund designated by the Committee. None of the Named Executive Officers participates in the Executed Deferred Compensation Plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table reflects the estimated potential compensation payable to each of the Named Executive Officers under the Company’s compensation and benefit plans and arrangements in the event of termination of such executive’s employment under various scenarios, including voluntary termination without cause, voluntary termination or involuntary termination with cause, termination following a change in control and termination due to disability or death. Benefits payable to the Named Executive Officers upon retirement are described under “Retirement Plans” on page 40 of this proxy statement. The amounts shown are estimates of the amounts that would be paid out to the executives upon termination of their employment assuming that such termination was effective December 31, 2009.

	Cash Severance Payment ($)	Incremental Pension Benefit (present value) (5) ($)	Continuation of Medical / Welfare Benefits (present value) ($)	Acceleration and Continuation of Equity Awards (6) ($)	Excise Tax Gross-up ($)	Total Termination Benefits ($)
Craig R. Smith (1) (2)
• Involuntary Termination Without Cause (3)	$2,142,000	$0	$44,428	$1,777,423	$0	$3,963,852
• Voluntary Termination or Involuntary Termination With Cause	0	0	0	0	0	0
• Involuntary or Good Reason Termination after Change In Control (4)	4,812,108	1,099,017	29,237	3,745,191	0	9,685,553
Jim Bierman (1) (2)
• Involuntary Termination Without Cause (3)	$573,750	$0	$11,643	$393,562	$0	$978,955
• Voluntary Termination or Involuntary Termination With Cause	0	0	0	0	0	0
• Involuntary or Good Reason Termination after Change In Control (4)	0	0	0	894,499	0	894,499
Charles C. Colpo (1) (2)
• Involuntary Termination Without Cause (3)	$921,442	$0	$28,257	$475,136	$0	$1,424,835
• Voluntary Termination or Involuntary Termination With Cause	0	0	0	0	0	0
• Involuntary or Good Reason Termination after Change In Control (4)	2,011,822	138,281	30,676	1,035,987	0	3,216,765
Mark A. Van Sumeren (1) (2)
• Involuntary Termination Without Cause (3)	$510,637	$0	$14,411	$420,068	$0	$945,116
• Voluntary Termination or Involuntary Termination With Cause	0	0	0	0	0	0
• Involuntary or Good Reason Termination after Change In Control (4)	1,717,026	0	31,428	883,478	0	2,631,932

	Cash Severance Payment ($)	Incremental Pension Benefit (present value) (5) ($)	Continuation of Medical / Welfare Benefits (present value) ($)	Acceleration and Continuation of Equity Awards (6) ($)	Excise Tax Gross-up ($)	Total Termination Benefits ($)
E.V. Clarke (1) (2)
• Involuntary Termination Without Cause (3)	$814,724	$0	$27,653	$246,310	$0	$1,088,688
• Voluntary Termination or Involuntary Termination With Cause	0	0	0	0	0	0
• Involuntary or Good Reason Termination after Change In Control (4)	2,843,962	0	29,871	732,555	1,345,048	4,951,436

(1) The amounts shown in the table do not include accrued salary and vacation payable through the date of the executive’s employment termination or the distribution of any balances under the Executive Deferred Compensation Plan or the Company’s 401(k) plan.

(2) A termination of employment due to death or disability entitles the Named Executive Officers to benefits under the Company’s life insurance or disability plan, as applicable, available to salaried teammates generally. In addition and also as applicable to salaried employees generally who receive grants of stock options and restricted stock, upon termination of employment due to death, all stock options and shares of restricted stock immediately vest; and, upon termination of employment due to disability, unvested stock options are forfeited and shares of restricted stock vest on a pro rata basis. Finally, each Named Executive Officer would receive the following additional pension benefit (present value) if he had died on December 31, 2009, payable to the officer’s beneficiary: Mr. Smith, $10,137; Mr. Bierman, $0; Mr. Colpo, $12,226; Mr. Van Sumeren, $0; and Mr. Clarke, $0. See “Pension Benefits Table” on page 41 for the present value of accumulated benefits under the Company’s pension plans payable to each Named Executive Officer.

(3) See the discussion of the Company’s severance policy below for information on benefits payable to the Named Executive Officers upon involuntary termination without cause.

(4) See the discussion of the Company’s change in control agreements below for information on benefits payable to the Named Executive Officers upon a change in control. Calculation of the excise tax gross-up, which will be eliminated effective January 1, 2011, assumes a 40% individual income tax rate. Mr. Bierman has not entered into a change in control agreement with the Company.

(5) If a participant’s employment is terminated without cause or the participant resigns for good reason following a change in control, the SERP provides for a pro rated benefit based on credited years of service relative to years of service remaining to the participant’s earliest retirement eligibility date, which amount is reduced by 4% for each year that the participant is under age 65. The amounts in this column show the present value of any additional benefit to the participant relative to the present value of accumulated benefits shown in the “Pension Benefits Table” on page 41.

(6) The amounts in this column represent the compensation to the Named Executive Officer due to accelerated vesting of equity awards. Following retirement, stock options and restricted stock awards continue to vest pursuant to the terms of the respective grants if the officer continues to serve the Company as a director, in a consulting capacity or by entering into a non-solicitation and confidentiality agreement for the benefit of the Company.

Severance Policy.    The Company has an officer severance policy that applies to corporate officers who are involuntarily terminated without cause or who resign at the request of the Company. The policy was designed to provide consistent and fair treatment of these departing officers and is based upon the officer’s years of service to the Company. Receipt of payments under the severance policy is also conditioned upon the officer’s agreement to certain non-competition and non-solicitation restrictive covenants for the term of the severance period or one year, whichever is greater.

The Company provides for the following under its officer severance policy:

•

between 9 and 18 months (based on the Named Executive Officer’s years of employment by the Company) of base monthly salary plus monthly bonus (based on the lower of average monthly bonus earned over the previously completed three years or target bonus for the current year), payable in a lump sum;

•	a pro rata amount of any cash bonus earned during the year of termination based on the Company’s actual performance and the number of months worked during the year;

•	up to six months of outplacement services;

•	continuation of health benefits during the severance period; and

•	tax return preparation and financial counseling for length of severance period.

The severance policy also provides that, upon an involuntary termination without cause or resignation at the request of the Company, an executive officer’s unvested stock options are forfeited and the vested stock options must be exercised within a period of one year from the date of employment termination (except that in the case of pre-2005 option grants where the executive is over the age of 55 with more than 10 years of service to the Company, stock options vest upon employment termination and the executive is given a two-year period to exercise). In addition, a pro rata portion of the executive officer’s restricted stock awards vests at the date of employment termination based on the number of months worked during the vesting period.

Change in Control Agreements.    The Company has entered into change in control agreements with certain officers (including all of the Named Executive Officers except Mr. Bierman), the purpose of which is to encourage key management personnel to remain with the Company and to avoid distractions resulting from potential or actual changes in control of the Company.

The change in control agreements provide for the payment of a severance benefit if the officer’s employment with the Company is terminated within 24 months after a change in control unless such termination is (i) due to death or disability, (ii) by the Company for cause or (iii) by the officer other than in specified circumstances constituting good reason.

Termination of employment by the Company is for cause if it is because of the executive officer’s (i) willful and continued failure to substantially perform his or her duties (other than due to incapacity, illness, etc.) or (ii) engaging in conduct demonstrably and materially injurious to the Company. Termination of employment by the executive officer is for good reason if it is because of (i) an adverse change in duties, responsibilities or title; (ii) a reduction in annual base salary, bonus opportunity or benefits; (iii) a relocation of place of employment by more than 35 miles or substantial increase in travel obligations; (iv) a failure to pay compensation due to the executive officer; or (v) certain other reasons defined in the plan.

A change in control is generally deemed to have occurred under the agreements:

(i)	if any person acquires 20% or more of the Company’s voting securities (other than the Company or its affiliates);

(ii)	if a majority of the Company’s directors are replaced over a period of two consecutive years or less;

(iii)	upon the approval by shareholders of a merger or consolidation of the Company (or any subsidiary) other than (a) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent more than 50% of the voting power of the securities of the Company (or surviving entity) outstanding immediately after the merger or consolidation, or (b) a merger or consolidation effected to implement a recapitalization of the Company in which no person acquires more than 20% of the combined voting power of the Company’s then-outstanding securities; or

(iv)	upon the approval by shareholders of a plan of liquidation or sale of substantially all of the Company’s assets.

For the Named Executive Officers, the severance benefit is as follows:

(i)	a lump sum payment equal to 2.99 times the sum of the officer’s annual base salary as of the date of termination or change in control (whichever is greater) plus average bonus for the three years preceding the date of termination or change in control (whichever is greater);

(ii)	a lump sum amount representing a pro rata portion of any incentive compensation earned by the executive through the date of termination, assuming achievement of performance goals at the target level;

(iii)	an amount equal to any excise tax charged to the executive officer as a result of the receipt of any change in control payments (each change in control agreement provides for the payment of an excise tax gross-up if the Named Executive Officer would receive a greater benefit after payment of the excise tax);

(iv)	continued participation for a period of two years after termination in the Company’s medical benefits and life insurance plans; and

(v)	all shares of restricted stock granted to the executive officer vest and all stock options vest and become immediately exercisable.

In consideration for any benefits paid, the change in control agreements impose certain non-competition and non-solicitation restrictive covenants on the officers for a period of 12 months following employment termination and prohibit the disclosure and use of confidential Company information. Each agreement continues in effect through December 31, 2010.

Effective beginning on January 1, 2011, the Company has approved a new form of change in control agreement to be entered into with its officers that removes excise tax gross-up payments and makes certain other changes to update and conform the agreement to current best practices.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

The Company has not adopted written procedures for review of, or standards for approval of, related person transactions (as defined in Item 404 of Regulation S-K), but instead reviews these transactions on a case-by-case basis.

The Company employs the son of Mr. Minor, Chairman of the Board of Directors of the Company, as an Area Vice President. For 2009, Mr. Minor’s son received salary, annual incentive payment and equity compensation totaling $357,609.

SHAREHOLDER PROPOSALS

Under regulations of the SEC, any shareholder desiring to make a proposal to be acted upon at the 2011 annual meeting of shareholders must present such proposal to the Company’s Corporate Secretary at the Company’s principal office at 9120 Lockwood Boulevard, Mechanicsville, Virginia 23116 not later than November 17, 2010, in order for the proposal to be considered for inclusion in the Company’s proxy statement. All shareholder proposals and director nominations must be submitted in accordance with and contain the information required by the Company’s Bylaws, which are available as described under “Corporate Governance—Corporate Governance Materials” on page 3 of this proxy statement. The Company will determine whether to include properly submitted proposals in the proxy statement in accordance with the SEC’s regulations governing the solicitation of proxies.

The Company’s Bylaws provide that a shareholder of the Company entitled to vote for the election of directors may nominate persons for election as directors only at an annual meeting and if written notice of such shareholder’s intent to make such nomination or nominations has been given to the Corporate Secretary of the Company not later than 120 days before the anniversary of the date of the Company’s immediately preceding annual meeting. The Corporate Secretary must receive written notice of a shareholder nomination to be acted upon at the 2011 annual meeting not later than the close of business on December 30, 2010. The shareholder’s notice must include the information required by the Company’s Bylaws, including but not limited to:

•	the name and address of record of the shareholder intending to make the nomination, the beneficial owner, if any, on whose behalf the nomination is made and of the person or persons to be nominated;

•	a representation that such shareholder is a shareholder of record and intends to appear in person or by proxy at such meeting to nominate the director candidate;

•	the class and number of shares of Common Stock that are owned by such shareholder and such beneficial owners;

•

a description of all arrangements, understandings or relationships between such shareholder and each director nominee and any other person(s) (naming such person(s)) pursuant to which the nomination is to be made by such shareholder;

•

a description (including the names of any counterparties) of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions and borrowed or loaned shares) that has been entered into as of the date of the shareholder’s notice by, or on behalf of, the shareholder and any other person on whose behalf the nomination is made, the effect or intent of which is to mitigate loss, manage risk or benefit resulting from share price changes of, or increase or decrease the voting power of the shareholder or any other person on whose behalf the nomination is made with respect to, shares of stock of the Company;

•

a description (including the names of any counterparties) of any agreement, arrangement or understanding with respect to such nomination between or among the shareholder or any other person on whose behalf the nomination is made and any of its affiliates or associates, and any others acting in concert with any of the foregoing;

•	a representation that the shareholder will notify the Company in writing of any changes to certain information provided above (as further specified in the Bylaws);

•

such other information regarding each nominee proposed by such shareholder as would be required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required to be disclosed, pursuant to the proxy rules of the SEC, had the nominee been nominated, or intended to be nominated, by the Board of Directors; and

•	the written consent of the nominee to serve as a director if elected.

In order for a shareholder to bring other business before a shareholder meeting, timely notice must be received by the Company within the time limits described in the immediately preceding paragraph. The shareholder’s notice must contain the information required by the Company’s Bylaws, including but not limited to:

•	the information described above with respect to the shareholder proposing such business;

•

a brief description of the business desired to be brought before the meeting, including the complete text of any resolutions to be presented at the annual meeting and the reasons for conducting such business at the annual meeting; and

•	any material interest of such shareholder and such beneficial owner in such business.

The requirements found in the Company’s Bylaws are separate from the requirements a shareholder must meet to have a proposal included in the Company’s proxy statement under the proxy rules.

OTHER MATTERS

The Board of Directors is not aware of any matters to be presented for action at the annual meeting other than as set forth in this proxy statement. However, if any other matters properly come before the annual meeting, or any adjournment or postponement thereof, the person or persons voting the proxies will vote them in accordance with their best judgment.

March 17, 2010

BY ORDER OF THE BOARD OF DIRECTORS

GRACE R. DEN HARTOG
Senior Vice President, General Counsel & Corporate Secretary

Appendix A

AUDIT COMMITTEE PRE-APPROVAL POLICIES AND PROCEDURES

FOR SERVICES BY INDEPENDENT AUDITORS

Services subject to Audit Committee Approval

(1)	The Audit Committee must approve in advance all engagements to provide audit review and attest reports required under the securities laws.

(2)	Any other engagements must either be:

(a)	approved in advance by the Audit Committee or

(b)	entered into pursuant to these pre-approval policies and procedures, provided the Audit Committee is informed of each service.

(3)	The Company may not engage its independent auditors to perform any services as may, from time to time, be prohibited by the rules and regulations of the Securities and Exchange Commission, any securities exchange on which the Company’s securities are traded or listed, the Public Company Accounting Oversight Board, or any other regulatory bodies.

(4)	The Company may engage its independent auditors to perform services that are directly related to the independent audit function. These include:

(a)	audits of employee benefit plans;

(b)	consultation on accounting matters, including reviews of significant contracts;

(c)	assistance with inquiries from the Securities and Exchange Commission and other regulatory bodies;

(d)	assistance with debt, equity and other financing transactions, including issuing comfort letters; and

(e)	accounting and auditing assistance in connection with merger and acquisition activity.

Approval Process

(1)	The Audit Committee, at its regular meetings, will approve engagement of the independent auditors for audits of employee benefit plans.

(2)	Each year, the Audit Committee will approve a total annual dollar budget for services for routine accounting consultation and related matters. A report on the nature of and amount of billings for such services will be presented to the Audit Committee at each quarterly meeting.

(3)	The Audit Committee will approve engagement of the independent auditors for assistance with debt, equity and other financing transactions, as well as merger and acquisition activity, and other permitted services, in advance. The Audit Committee will be provided a description of the services expected to be rendered, together with an estimate of cost. A report on the amount of billings for such services will be presented to the Audit Committee each quarter.

(4)	For services not addressed above, and not otherwise prohibited, the Audit Committee must approve engagement of the Independent Auditors in advance. Total fees for such services will be limited to no more than 10 percent of total audit fees for the year.

(5)	The pre-approval requirement is waived with respect to non-audit services provided:

(a)	the aggregate amount of such services constitutes no more than five percent of the total amount of revenues paid by the Company to the accountant during the fiscal year in which the services are provided;

(b)	such services were not recognized by the Company at the time of the engagement to be non-audit services; and

(c)	such services are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit by the Audit Committee or the chairman of the Audit Committee (to whom authority to grant such approvals is hereby expressly delegated).

A-1

Directions to

Owens & Minor, Inc. Annual Meeting of Shareholders

Friday, April 30, 2010 — 10:00 a.m.

at

Owens & Minor, Inc. Corporate Headquarters

9120 Lockwood Blvd.

Mechanicsville, Virginia 23116

From Washington, D.C., follow I-95 South to I-295 South via Exit 84A and take Exit 41A/US-301.

From Petersburg, follow I-95 North to I-295 North via Exit 46 and take Exit 41A/US-301.

From Charlottesville, follow I-64 East to I-295 South via Exit 177 and take Exit 41A/US-301.

From Norfolk, follow I-64 West to I-295 North and take Exit 41A/US-301.

From the Airport, departing from the airport, bear right at Airport Drive. Continue on Airport Drive (passing the entrance to I-64) to the I-295 ramp heading toward Charlottesville. Merge onto I-295 North and travel about 10 miles. Take Exit 41A/US-301.

From ALL directions, travel North on US-301 to the first light. Turn right onto Lockwood Boulevard.

Annex A

OWENS & MINOR, INC.

2005 STOCK INCENTIVE PLAN

ARTICLE I	DEFINITIONS	1
1.01.	ADMINISTRATOR	1
1.02.	AGREEMENT	1
1.03.	BOARD	1
1.04.	CHANGE IN CONTROL	1
1.05.	CODE	2
1.06.	COMMITTEE	2
1.07.	COMMON STOCK	2
1.08.	COMPANY	2
1.09	COMPENSATION COMMITTEE	2
1.10.	CONTROL CHANGE DATE	2
1.11.	CORRESPONDING SAR	2
1.12.	EXCHANGE ACT	2
1.13.	FAIR MARKET VALUE	2
1.14	GOVERNANCE COMMITTEE	2
1.15.	INCENTIVE AWARD	2
1.16.	INITIAL VALUE	3
1.17.	NONEMPLOYEE DIRECTOR	3
1.18.	OPTION	3
1.19.	OPTION PROCEEDS	3
1.20.	PARTICIPANT	3
1.21.	PERFORMANCE SHARES	3
1.22.	PLAN	3
1.23.	RELATED ENTITY	3
1.24.	SAR	3
1.25.	STOCK AWARD	4
1.26.	TEN PERCENT SHAREHOLDER	4
ARTICLE II	PURPOSES	4
ARTICLE III	ADMINISTRATION	4
ARTICLE IV	ELIGIBILITY	5
4.01.	GENERAL.	5
4.02.	GRANTS.	5
ARTICLE V	STOCK SUBJECT TO PLAN	5
5.01.	SHARES ISSUED.	5
5.02.	AGGREGATE LIMIT.	5
5.03.	INDIVIDUAL LIMITATIONS.	5
5.04.	SHARE ADD-BACKS.	6
ARTICLE VI	OPTIONS AND SARS	6
6.01.	AWARDS.	6
6.02.	OPTION PRICE OR INITIAL VALUE.	6
6.03.	MAXIMUM OPTION OR SAR PERIOD.	6
6.04.	NONTRANSFERABILITY.	7
6.05.	TRANSFERABLE OPTIONS AND SARS.	7
6.06.	EXERCISE.	7
6.07.	PAYMENT.	7
6.08.	DETERMINATION OF PAYMENT OF CASH AND/OR COMMON STOCK UPON EXERCISE OF SAR.	8
6.09.	SHAREHOLDER RIGHTS.	8
ARTICLE VII	STOCK AWARDS	8
7.01.	AWARDS.	8
7.02.	VESTING.	8
7.03.	PERFORMANCE CRITERIA.	8
7.04.	SHAREHOLDER RIGHTS.	8

-i-

ARTICLE VIII	PERFORMANCE SHARE AWARDS	9
8.01.	AWARD.	9
8.02.	EARNING THE AWARD	9
8.03.	PAYMENT.	9
8.04.	SHAREHOLDER RIGHTS.	9
ARTICLE IX	INCENTIVE AWARDS	10
9.01.	AWARDS.	10
9.02.	TERMS AND CONDITIONS.	10
ARTICLE X	ADJUSTMENT UPON CHANGE IN COMMON STOCK	10
ARTICLE XI	CHANGE IN CONTROL	11
11.01.	IMPACT OF CHANGE IN CONTROL.	11
11.02.	ASSUMPTION UPON CHANGE IN CONTROL.	11
11.03.	CASH-OUT UPON CHANGE IN CONTROL.	11
ARTICLE XII	COMPLIANCE WITH LAW AND APPROVAL OF REGULATORY BODIES	11
ARTICLE XIII	GENERAL PROVISIONS	11
13.01.	DIVIDEND EQUIVALENTS.	11
13.02.	EFFECT ON EMPLOYMENT OR SERVICE.	12
13.03.	UNFUNDED PLAN.	12
13.04.	DISPOSITION OF STOCK.	12
13.05.	RULES OF CONSTRUCTION.	12
13.06.	EMPLOYEE STATUS.	12
13.07.	WITHHOLDING TAXES.	12
13.08.	CERTAIN REDUCTION OF PARACHUTE PAYMENTS	13
ARTICLE XIV	AMENDMENT	13
ARTICLE XV	DURATION OF PLAN	13
ARTICLE XVI	EFFECTIVE DATE OF PLAN	13

-ii-

OWENS & MINOR, INC.

2005 STOCK INCENTIVE PLAN

ARTICLE I

DEFINITIONS

1.01. ADMINISTRATOR

Administrator means the Governance Committee with respect to awards to Nonemployee Directors and in all other instances means the Compensation Committee or a delegate of the Compensation Committee that is appointed in accordance with Article III.

1.02. AGREEMENT

Agreement means a written agreement (including any amendment or supplement thereto) between the Company and a Participant specifying the terms and conditions of an award of Performance Shares or a Stock Award, Incentive Award, Option or SAR granted to such Participant.

1.03. BOARD

Board means the Board of Directors of the Company.

1.04. CHANGE IN CONTROL

Change in Control means:

(a) Any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any Company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing twenty percent (20%) or more of the combined voting power of the Company’s then outstanding securities provided, however, that Company securities acquired directly from the Company shall be disregarded for this purpose;

(b) During any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (a), (c) or (d) of this Section) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of a majority of the directors then still in office who either (x) were directors at the beginning of such period or (y) were so elected or nominated with such approval, cease for any reason to constitute at least a majority of the Board;

(c) There is consummated a stockholder-approved merger or consolidation of the Company with any other Company, other than (x) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (y) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no “person” (as hereinabove defined) acquires more than twenty percent (20%) of the combined voting power of the Company’s then outstanding securities; or

(d) The stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

1.05. CODE

Code means the Internal Revenue Code of 1986, and any amendments thereto.

1.06. COMMITTEE

Committee means the Governance Committee in respect of awards to Nonemployee Directors and the Compensation Committee in respect of awards to other individuals who are eligible to participate in the Plan.

1.07. COMMON STOCK

Common Stock means the common stock of the Company.

1.08. COMPANY

Company means Owens & Minor, Inc.

1.09 COMPENSATION COMMITTEE

Compensation Committee means the Compensation and Benefits Committee of the Board.

1.10. CONTROL CHANGE DATE

Control Change Date means the date on which a Change in Control occurs. If a Change in Control occurs on account of a series of transactions, the Control Change Date is the date of the last of such transactions.

1.11. CORRESPONDING SAR

Corresponding SAR means an SAR that is granted in relation to a particular Option and that can be exercised only upon the surrender to the Company, unexercised, of that portion of the Option to which the SAR relates.

1.12. EXCHANGE ACT

Exchange Act means the Securities Exchange Act of 1934, as amended.

1.13. FAIR MARKET VALUE

Fair Market Value means, on any given date, the closing price of a share of Common Stock as reported on the New York Stock Exchange composite tape on such date, or if the Common Stock was not traded on the New York Stock Exchange on such day, then on the next preceding day that the Common Stock was traded on such exchange, all as reported by such source as the Administrator may select.

1.14 GOVERNANCE COMMITTEE

Governance Committee means the Governance and Nominating Committee of the Board.

1.15. INCENTIVE AWARD

Incentive Award means an award that, subject to such terms and conditions as may be prescribed by the Administrator, entitles the Participant to receive a cash payment from the Company or a Related Entity.

1.16. INITIAL VALUE

Initial Value means, with respect to a Corresponding SAR, the Option price per share of the related Option and, with respect to an SAR granted independently of an Option, the amount determined by the Administrator on the date of grant (but not less than the Fair Market Value of one share of Common Stock on the date of grant).

1.17. NONEMPLOYEE DIRECTOR

Nonemployee Director means a member of the Board who is not an employee of the Company or a Related Entity.

1.18. OPTION

Option means a stock option that entitles the holder to purchase from the Company a stated number of shares of Common Stock at the price set forth in an Agreement.

1.19. OPTION PROCEEDS

Option Proceeds means the cash actually received by the Company for the option price in connection with the exercise of Options or options granted under the 1998 Stock Option and Incentive Plan (the “1998 Plan”) that are exercised after the effective date of the Plan, plus the maximum tax benefit that could be realized by the Company as a result of the exercise of such Options or options granted under the 1998 Plan, which tax benefit shall be determined by multiplying (a) the amount that is deductible for federal income tax purposes as a result of any such option exercise (currently, equal to the amount upon which the Participant’s withholding tax obligation is calculated), times (b) the maximum federal corporate income tax rate for the year of exercise. With respect to Options or options granted under the 1998 Plan, to the extent that a Participant pays the option price and/or withholding taxes with shares of Common Stock, Option Proceeds shall not be calculated with respect to the amounts so paid in shares of Common Stock.

1.20. PARTICIPANT

Participant means an employee of the Company or a Related Entity, a member of the Board, or an individual who provides services to the Company or a Related Entity who satisfies the requirements of Article IV and is selected by the Administrator to receive an award of Performance Shares or a Stock Award, an Option, an SAR, or an Incentive Award or a combination thereof.

1.21. PERFORMANCE SHARES

Performance Shares means an award which, in accordance with and subject to an Agreement, will entitle the Participant, or his or her estate or beneficiary in the event of the Participant’s death, to receive cash or a Stock Award or a combination thereof.

1.22. PLAN

Plan means the Owens & Minor, Inc. 2005 Stock Incentive Plan.

1.23. RELATED ENTITY

Related Entity means any “subsidiary” or “parent” corporation (within the meaning of Section 424 of the Code) of the Company.

1.24. SAR

SAR means a stock appreciation right that in accordance with the terms of an Agreement entitles the holder to receive, with respect to each share of Common Stock encompassed by the exercise of such SAR, the amount determined by the Administrator and specified in an Agreement. In the absence of such a determination, the holder shall be entitled to receive, with respect to each share of Common Stock encompassed by the exercise of such SAR the excess of the Fair Market Value at the time of exercise over the Initial Value. References to “SARs” include both Corresponding SARs and SARs granted independently of Options, unless the context requires otherwise.

1.25. STOCK AWARD

Stock Award means shares of Common Stock awarded to a Participant under Article VII or in accordance with an award of Performance Shares.

1.26. TEN PERCENT SHAREHOLDER

Ten Percent Shareholder means any individual owning more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of a Related Entity. An individual shall be considered to own any voting stock owned (directly or indirectly) by or for his or her brothers, sisters, spouse, ancestors or lineal descendants and shall be considered to own proportionately any voting stock owned (directly or indirectly) by or for a corporation, partnership, estate or trust of which such individual is a shareholder, partner or beneficiary.

ARTICLE II

PURPOSES

The Plan is intended to assist the Company and Related Entities in recruiting and retaining key employees and members of the Board, and other individuals who provide services to the Company or a Related Entity by enabling such persons to participate in the future success of the Company and the Related Entities and to associate their interests with those of the Company and its shareholders. The Plan is intended to permit the award of Performance Shares, the grant of Stock Awards, SARs, the grant of both Options qualifying under Section 422 of the Code (“incentive stock options”) and Options not so qualifying, and the grant of Incentive Awards. No Option that is intended to be an incentive stock option shall be invalid for failure to qualify as an incentive stock option.

ARTICLE III

ADMINISTRATION

The Plan shall be administered by the Administrator; provided, however, that any actions of the Governance Committee with respect to awards to Nonemployee Directors shall be subject to the final approval by the Board. The Administrator shall have authority to award Performance Shares and to grant Stock Awards, Incentive Awards, Options and SARs upon such terms (not inconsistent with the provisions of this Plan) as the Administrator may consider appropriate. Such terms may include conditions (in addition to those contained in this Plan) on the exercisability of all or any part of an Option or SAR or on the transferability or forfeitability of a Stock Award, Incentive Award, or Performance Shares, including by way of example and not limitation, conditions on which Participants may defer receipt of benefits under the Plan, requirements that the Participant complete a specified period of employment or service with the Company or a Related Entity or that the Company achieve a specified level of financial performance. Notwithstanding any such conditions, the Committee may, in its discretion, accelerate the time at which any Option or SAR may be exercised, or the time at which a Stock Award may become transferable or nonforfeitable or the time at which an Incentive Award or an award of Performance Shares may be settled in connection with a termination of employment or service or a Change in Control of the Company. In addition, the Administrator shall have complete authority to interpret all provisions of this Plan; to prescribe the form of Agreements; to adopt, amend, and rescind rules and regulations pertaining to the administration of the Plan; and to make all other determinations necessary or advisable for the administration of this Plan. The express grant in the Plan of any specific power to the Administrator shall not be construed as limiting any power or authority of the Administrator. Any decision made, or action taken, by the Administrator or in connection with the administration of this Plan shall be final and conclusive, (subject to final approval by the Board of any actions of the Governance Committee in respect of awards to Nonemployee Directors). Neither the Administrator nor any member of the Committee shall be liable for any act done in good faith with respect to this Plan or any Agreement, Option, SAR, Stock Award, Incentive Award or award of Performance Shares. All expenses of administering this Plan shall be borne by the Company.

The Compensation Committee, in its discretion, may delegate to one or more officers of the Company all or part of the Compensation Committee’s authority and duties with respect to grants and awards to individuals who are not subject to the reporting and other provisions of Section 16 of the Exchange Act. The Compensation Committee may revoke or amend the terms of a delegation at any time, but such action shall not invalidate any prior actions of the Compensation Committee’s delegate or delegates that were consistent with the terms of the Plan.

ARTICLE IV

ELIGIBILITY

4.01. GENERAL.

Any employee of the Company or a Related Entity (including a corporation that becomes a Related Entity after the adoption of this Plan), any member of the Board (whether or not an employee), or a person who provides services to the Company or a Related Entity (including a corporation that becomes a Related Company after the adoption of this Plan) is eligible to participate in this Plan if the Administrator, in its sole discretion, determines that such person has contributed significantly or can be expected to contribute significantly to the profits or growth of the Company or a Related Entity.

4.02. GRANTS.

The Administrator will designate individuals to whom an award of Performance Shares are to be granted and to whom Stock Awards, Incentive Awards, Options and SARs are to be granted and will specify the number of shares of Common Stock subject to each award or grant. An SAR may be granted with or without a related Option. Each award of Performance Shares and all Stock Awards, Options, SARs, and Incentive Awards granted under this Plan shall be evidenced by Agreements which shall be subject to the applicable provisions of this Plan and to such other provisions as the Administrator may adopt. No Participant may be granted incentive stock options or related SARs (under all incentive stock option plans of the Company and any Related Entity) which are first exercisable in any calendar year for stock having an aggregate Fair Market Value (determined as of the date an Option is granted) that exceed the limitation prescribed by Code section 422(d). The preceding annual limitation shall not apply with respect to Options that are not incentive stock options.

ARTICLE V

STOCK SUBJECT TO PLAN

5.01. SHARES ISSUED.

Upon the award of shares of Common Stock pursuant to a Stock Award, including a Stock Award issued to settle Performance Shares, the Company may issue shares of Common Stock from its authorized but unissued Common Stock. Upon the exercise of any Option or SAR the Company may deliver to the Participant (or the Participant’s broker if the Participant so directs), shares of Common Stock from its authorized but unissued Common Stock.

5.02. AGGREGATE LIMIT.

The maximum aggregate number of shares of Common Stock that may be issued under this Plan is 3,000,000 shares, plus any shares of Common Stock remaining available for issuance under the 1998 Plan on the effective date of the Plan. The maximum aggregate number of shares of Common Stock that may be issued under this Plan shall be subject to adjustment as provided in Article X and Section 5.04.

5.03. INDIVIDUAL LIMITATIONS.

Subject to the limitation set forth in the preceding sections, no individual may, in any consecutive 36-month period, be granted or awarded (i) Options or SARs, covering more than 2,000,000 shares of Common Stock; (ii) Stock Awards or Performance Shares covering more than 500,000 shares of Common Stock; or (iii) Incentive Awards exceeding $5,000,000. In applying the limitations of the preceding sentence, an Option and Corresponding SAR shall be treated as a single award. The limitations set forth in this Section 5.03 shall be subject to adjustment as provided in Article X.

5.04. SHARE ADD-BACKS.

If any shares of Common Stock subject to an award of Performance Shares or Options, SARs or Stock Awards granted under the Plan, or granted under the 1998 Plan and outstanding on the effective date of the Plan, are cancelled, forfeited, expire or otherwise terminate without the issuance of such shares of Common Stock, or if any award is settled for cash or otherwise does not result in the issuance of all or a portion of the shares of Common Stock subject to such award, the shares of Common Stock shall, to the extent of such cancellation, forfeiture, expiration, termination, cash settlement or non-issuance, again be available for issuance under the Plan.

In the event that (i) any Option granted under the Plan is exercised through the tendering of shares of Common Stock (either actually or by attestation) or by the withholding of shares of Common Stock by the Company, or (ii) withholding tax liabilities resulting from such Option or other award granted under the Plan are satisfied by the withholding of shares of Common Stock (not to exceed the minimum required tax withholding rate), then only the number of shares of Common Stock issued net of the shares of Common Stock tendered or withheld shall be deemed issued for purposes of determining the maximum number of shares of Common Stock available for issuance under the Plan. Furthermore, shares of Common Stock issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards by a company acquired by the Company or Related Entity, or with which the Company or Related Entity combines, shall not reduce the maximum aggregate number of shares of Common Stock available for issuance under the Plan.

Shares of Common Stock reacquired by the Company on the open market using Option Proceeds shall again be available for issuance under the Plan. The increase in shares of Common Stock available pursuant to the repurchase of shares with Option Proceeds shall not be greater than the amount of such proceeds divided by Fair Market Value on the date of exercise of the option or option giving rise to such Option Proceeds.

ARTICLE VI

OPTIONS AND SARS

6.01. AWARDS.

In accordance with Article IV, and subject to the limitations set forth in Plan Section 5.03, the Administrator will designate each individual to whom an Option, SAR or both is to be made and will specify the number of shares of Common Stock covered by such awards.

6.02. OPTION PRICE OR INITIAL VALUE.

The price per share for Common Stock purchased on the exercise of an Option shall be determined by the Administrator on the date of grant; provided, however, that the price per share for Common Stock purchased on the exercise of any Option shall not be less than the Fair Market Value on the date the Option is granted. Notwithstanding the preceding sentence, the price per share for Common Stock purchased on the exercise of any Option that is an incentive stock option granted to an individual who is a Ten Percent Shareholder on the date such option is granted, shall not be less than one hundred ten percent (110%) of the Fair Market Value on the date the Option is granted. Except as provided in Article X, the Administrator may not reduce, adjust or amend the option price or Initial Value of a previously granted Option or SAR whether through amendment, cancellation, replacement grant or any other means without the approval of shareholders.

6.03. MAXIMUM OPTION OR SAR PERIOD.

The maximum period in which an Option or SAR may be exercised shall be determined by the Administrator on the date of grant, except that no Option or SAR shall be exercisable after the expiration of seven years from the date such Option or SAR was granted. In the case of an incentive stock option or a Corresponding SAR granted to a Participant who is a Ten Percent Shareholder on the date of grant, such Option or its Corresponding SAR shall not be exercisable after the expiration of five years from the date of grant. The terms of any Option or SAR may provide that it is exercisable for a period less than such maximum period.

6.04. NONTRANSFERABILITY.

Any Option or SAR granted under this Plan shall be nontransferable except by will or by the laws of descent and distribution or in accordance with a beneficiary designation form provided by the Company and signed by the Participant and filed with the Company. In the event of any such transfer, the Option and any Corresponding SAR that relates to such Option must be transferred to the same person or person(s). During the lifetime of the Participant to whom the Option or SAR is granted, the Option or SAR may be exercised only by the Participant. No right or interest of a Participant in any Option or SAR shall be liable for, or subject to, any lien, obligation, or liability of such Participant.

6.05. TRANSFERABLE OPTIONS AND SARS.

Section 6.04 to the contrary notwithstanding, if the Agreement provides, an Option that is not an incentive stock option or an SAR, other than a Corresponding SAR that is related to an incentive stock option, may be transferred by a Participant to the Participant’s children, grandchildren, spouse, one or more trusts for the benefit of such family members or a partnership in which such family members are the only partners, on such terms and conditions as may be permitted under Securities Exchange Commission Rule 16b-3 as in effect from time to time. The holder of an Option or SAR transferred pursuant to this section shall be bound by the same terms and conditions that governed the Option or SAR during the period that it was held by the Participant; provided, however, that such transferee may not transfer the Option or SAR except by will or the laws of descent and distribution. In the event of any transfer of an Option or SAR (by the Participant or his transferee), such Option and any Corresponding SAR must be transferred to the same person or persons or entity or entities.

6.06. EXERCISE.

Subject to the provisions of this Plan, an Option or SAR may be exercised in whole at any time or in part from time to time at such times and in compliance with such requirements as the Administrator shall determine; provided, however, that no Option or SAR shall be exercisable sooner than one year from the date the Option or SAR is granted, other than in the event of termination of employment or services or a Change in Control. A Corresponding SAR that is related to an incentive stock option may be exercised only to the extent that the related Option is exercisable and when the Fair Market Value exceeds the Option price of the related Option. An Option or SAR granted under this Plan may be exercised with respect to any number of whole shares less than the full number for which the Option or SAR could be exercised. A partial exercise of an Option or SAR shall not affect the right to exercise the Option or SAR from time to time in accordance with this Plan and the applicable Agreement with respect to the remaining shares subject to the Option or related to the SAR. The exercise of either an Option or Corresponding SAR shall result in the termination of the other to the extent of the number of shares with respect to which the Option or Corresponding SAR is exercised.

6.07. PAYMENT.

Unless otherwise provided by the Agreement, payment of the Option price shall be made in cash or a cash equivalent acceptable to the Administrator. Subject to rules established by the Committee, payment of all or part of the Option price may be made with shares of Common Stock to the Company. If Common Stock is used to pay all or part of the Option price, the sum of the cash and cash equivalent and the Fair Market Value of the surrendered shares (on the day preceding the exercise date) must not be less than the Option price of the shares for which the Option is being exercised.

6.08. DETERMINATION OF PAYMENT OF CASH AND/OR COMMON STOCK UPON EXERCISE OF SAR.

At the Administrator’s discretion, the amount payable as a result of the exercise of an SAR may be settled in cash, Common Stock, or a combination of cash and Common Stock. A fractional share shall not be deliverable upon the exercise of an SAR but a cash payment will be made in lieu thereof.

6.09. SHAREHOLDER RIGHTS.

No Participant shall have any rights as a stockholder with respect to shares subject to his or her Option or SAR until the date of exercise of such Option or SAR.

ARTICLE VII

STOCK AWARDS

7.01. AWARDS.

In accordance with the provisions of Article IV, and subject to the limitations set forth in Plan Section 5.03, the Administrator will designate each individual to whom a Stock Award is to be made and will specify the number of shares of Common Stock covered by such awards. The limitation of Section 5.03 on the issuance of Stock Awards shall not limit the issuance of Stock Awards in settlement of Performance Share awards.

7.02. VESTING.

The Administrator, on the date of the award, may prescribe that a Participant’s rights in the Stock Award shall be forfeitable or otherwise restricted for a period of time or subject to such conditions as may be set forth in the Agreement. By way of example and not of limitation, the restrictions may postpone transferability, vesting or both of the shares until the attainment of performance objectives prescribed by Committee or may provide that the shares will be forfeited if the Participant separates from the service of the Company and its Related Entities before the expiration of a stated term. If a Stock Award is not nonforfeitable and transferable upon its grant or is not issued in settlement of a performance share award, the period of restriction until full vesting shall be at least three years, provided that the minimum period of restriction shall be at least one year in the case of a Stock Award to a Nonemployee Director or a Stock Award or that will become transferable and nonforfeitable on account of the satisfaction of performance objectives prescribed by the Administrator.

7.03. PERFORMANCE CRITERIA.

In accordance with Section 7.02, the Committee may prescribe that Stock Awards will become vested or transferable or both based on objectives stated with respect to one or more of the following performance criteria for the Company, a Related Entity, an operating unit or a business segment: (i) gross, operating or net earnings before or after taxes, (ii) return on equity, (iii) return on capital, (iv) return on sales, (v) return on assets or net assets, (vi) earnings per share, (vii) cash flow per share, (viii) book value per share, (ix) earnings growth, (x) sales growth, (xi) volume growth, (xii) cash flow (as defined by the Committee), (xiii) Fair Market Value, (xiv) total shareholder return, (xv) market share, (xvi) productivity, (xvii) level of expenses, (xviii) quality, (ix) safety, (xx) customer satisfaction, (xxi) total economic value added, or (xxii) peer group comparisons of any of the aforementioned criteria. If the Committee, on the date of the award, prescribes that a Stock Award shall become nonforfeitable and transferable only upon the attainment of objectives stated with respect to one or more of the foregoing performance criteria, the shares subject to such Stock Award shall become nonforfeitable and transferable only to the extent the Committee certifies that such objectives have been achieved.

7.04. SHAREHOLDER RIGHTS.

Prior to their forfeiture (in accordance with the terms of the Agreement and while the shares of Common Stock granted pursuant to the Stock Award may be forfeited), a Participant will have all rights of a shareholder with respect to a Stock Award, including the right to receive dividends and vote the shares; provided, however, that (i) a Participant may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of shares of Common Stock granted pursuant to a Stock Award, (ii) the Company shall retain custody of the certificates evidencing shares of Common Stock granted pursuant to a Stock Award, and (iii) the Participant will deliver to the Company a stock power, endorsed in blank, with respect to each Stock Award. The limitations set forth in the preceding sentence shall not apply after the shares of Common Stock granted under the Stock Award are no longer forfeitable.

ARTICLE VIII

PERFORMANCE SHARE AWARDS

8.01. AWARD.

In accordance with the provisions of Article IV and subject to the limitations set forth in Section 5.03, the Administrator will designate individuals to whom an award of Performance Shares is to be granted and will specify the number of shares of Common Stock covered by the award.

8.02. EARNING THE AWARD

The Administrator, on the date of the grant of an award, may prescribe that the Performance Shares, or portion thereof, will be earned, and the Participant will be entitled to receive Common Stock pursuant to a Stock Award, a cash payment or a combination thereof, only upon the satisfaction of certain requirements. By way of example and not of limitation, the restrictions may provide that Performance Shares shall be earned only upon the Participant’s completion of a specified period of employment with the Company or Related Entity or upon the attainment of stated performance objectives or goals. The period for determining whether such requirements are satisfied shall be at least three years; provided that the period shall be at least one year in the case of Performance Shares awarded to a Nonemployee Director or a Performance Share award that will be earned upon the attainment of stated performance objectives or goals. Such objectives or goals may be based on one or more of the following performance criteria for the Company, a Related Entity, an operating unit or a business segment: (i) gross, operating or net earnings before or after taxes, (ii) return on equity, (iii) return on capital, (iv) return on sales, (v) return on assets or net assets, (vi) earnings per share, (vii) cash flow per share, (viii) book value per share, (ix) earnings growth, (x) sales growth, (xi) volume growth, (xii) cash flow (as defined by the Committee), (xiii) Fair Market Value, (xiv) share price or total shareholder return, (xv) market share, (xvi) productivity, (xvii) level of expenses, (xviii) quality, (xix) safety, (xx) customer satisfaction, (xxi) total economic value added or (xxii) peer group comparisons of any of the aforementioned criteria. If the Committee, on the date of the award, prescribes that Performance Shares shall be earned only upon the attainment of objectives stated with respect to one or more of the foregoing performance criteria, such Performance Shares shall be earned only to the extent the Committee certifies that such objectives have been achieved.

8.03. PAYMENT.

In the discretion of the Administrator, the amount payable when an award of Performance Shares is earned may be settled in cash, by the grant of a Stock Award or a combination of cash and a Stock Award. A fractional share shall not be deliverable when an award of Performance Shares is earned, but a cash payment will be made in lieu thereof.

8.04. SHAREHOLDER RIGHTS.

No Participant shall, as a result of receiving an award of Performance Shares, have any rights as a shareholder until and to the extent that the award of Performance Shares is earned and a Stock Award is made. A Participant may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of a Performance Share award or the right to receive Common Stock thereunder other than by will or the laws of descent and distribution. After an award of Performance Shares is earned and a Stock Award is made, a Participant will have all the rights of a shareholder as described in Plan section 7.04 only if the Stock Award is in the form of shares of Common Stock.

ARTICLE IX

INCENTIVE AWARDS

9.01. AWARDS.

The Administrator shall designate Participants to whom Incentive Awards are made for annual incentive payments. All Incentive Awards shall be finally determined exclusively by the Administrator under the procedures established by the Administrator, subject to the limitations set forth in Section 5.03.

9.02. TERMS AND CONDITIONS.

The Administrator, at the time an Incentive Award is made, shall specify the terms and conditions which govern the award. Such terms and conditions may include, by way of example and not of limitation, requirements that the Participant complete a specified period of employment with the Company or a Related Entity or that the Company, a Related Entity, or the Participant attain stated objectives or goals as a prerequisite to payment under an Incentive Award. The period for determining whether such requirements are satisfied shall be at least one year. The objectives or goals may be based on one or more of the following performance criteria for the Company, a Related Entity, an operating unit or business segment: (i) gross, operating or net earnings before or after taxes, (ii) return on equity, (iii) return on capital, (iv) return on sales, (v) return on assets or net assets, (vi) earnings per share, (vii) cash flow per share, (viii) book value per share, (ix) earnings growth, (x) sales growth, (xi) volume growth, (xii) cash flow (as defined by the Committee), (xiii) Fair Market Value, (xiv) total shareholder return, (xv) market share, (xvi) productivity, (xvii) level of expenses, (xviii) quality, (xix) safety, (xx) customer satisfaction, (xxi) total economic value added or (xxii) peer group comparisons of any of the aforementioned criteria. If the Committee, on the date of the award, prescribes that the Incentive Award shall be earned only upon the attainment of objectives stated with respect to one or more of the foregoing performance criteria, such Incentive Award shall be earned only to the extent that the Committee certifies that such objectives have been achieved. The Administrator, at the time an Incentive Award is made, shall also specify when amounts shall be payable under the Incentive Award and whether amounts shall be payable in the event of the Participant’s death, disability, or retirement.

ARTICLE X

ADJUSTMENT UPON CHANGE IN COMMON STOCK

The maximum number of shares as to which Options, SARs, Stock Awards and awards of Performance Shares may be granted under this Plan, the individual limitations set forth in Section 5.03, and the terms of outstanding awards of Performance Shares, Stock Awards, Options, SARs, and Incentive Awards shall be adjusted as the Committee shall determine to be equitably required in the event that (a) the Company (i) effects one or more stock dividends, stock split-ups, subdivisions or consolidations of shares or (ii) engages in a transaction to which Section 424 of the Code applies or (b) there occurs any other event which, in the judgment of the Committee is equitably required. Any determination made under this Article X by the Committee shall be final and conclusive.

The issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the maximum number of shares as to which Options, SARs, Stock Awards, and awards of Performance Shares may be granted, the terms of outstanding awards of Performance Shares, Stock Awards, Options, SARs, or Incentive Awards, or the individual limitations set forth in Section 5.03.

The Committee may make Stock Awards and may grant awards of Performance Shares, Options, and SARs in substitution for performance shares, phantom shares, stock awards, stock options, stock appreciation rights, or similar awards held by an individual who becomes an employee of the Company or a Related Entity in connection with a transaction described in the first paragraph of this Article X. Notwithstanding any provision of the Plan (other than the limitations of Article V), the terms of such substituted awards of Performance Shares, Stock Awards, Option or SAR grants shall be as the Committee, in its discretion, determines is appropriate.

ARTICLE XI

CHANGE IN CONTROL

11.01. IMPACT OF CHANGE IN CONTROL.

Sections 6.06, 7.02, 7.03 and 8.02 to the contrary notwithstanding, upon a Control Change Date, the terms of an Agreement may provide that (i) the Option and SAR shall be fully exercisable thereafter, (ii) the Stock Award will become transferable and nonforfeitable thereafter, (iii) the Performance Share shall be earned in its entirety and converted into a transferable and nonforfeitable Stock Award, and (iv) the Incentive Award shall be earned, in whole or in part, in accordance with the terms of the applicable Agreement.

11.02. ASSUMPTION UPON CHANGE IN CONTROL.

In the event of a Change in Control the Committee, in its discretion and without the need for a Participant’s consent, may provide that an outstanding Option, SAR, Stock Award, Performance Share or Incentive Award shall be assumed by, or a substitute award granted by, the surviving entity in the Change in Control. Such assumed or substituted award shall be of the same type of award as the original Option, SAR, Stock Award, Performance Share or Incentive Award being assumed or substituted. The assumed or substituted award shall have a value, as of the Control Change Date, that is substantially equal to the value of the original award (or the difference between the Fair Market Value and the option price or Initial Value in the case of Options and SARs) as the Committee determines is equitably required and such other terms and conditions as may be prescribed by the Committee.

11.03. CASH-OUT UPON CHANGE IN CONTROL.

In the event of a Change in Control the Committee, in its discretion and without the need of a Participant’s consent, may provide that each Option, SAR, Stock Award and Performance Share shall be cancelled in exchange for a payment. The payment may be in cash, shares of Common Stock or other securities or consideration received by stockholders in the Change in Control transaction. The amount of the payment shall be an amount that is substantially equal to (i) the amount by which the price per share received by stockholders in the Change in Control exceeds the Option price or Initial Value in the case of an Option and SAR, or (ii) the price per share received by stockholder for each share of Common Stock subject to a Stock Award and an award of Performance Shares.

ARTICLE XII

COMPLIANCE WITH LAW AND APPROVAL OF REGULATORY BODIES

No Option or SAR shall be exercisable, no Common Stock shall be issued, no certificates for shares of Common Stock shall be delivered, and no payment shall be made under this Plan except in compliance with all applicable federal and state laws and regulations (including, without limitation, withholding tax requirements), any listing agreement to which the Company is a party, and the rules of all domestic stock exchanges on which the Company’s shares may be listed. The Company shall have the right to rely on an opinion of its counsel as to such compliance. Any share certificate issued to evidence Common Stock when a Stock Award is granted or for which an Option or SAR is exercised may bear such legends and statements as the Administrator may deem advisable to assure compliance with federal and state laws and regulations. No Option or SAR shall be exercisable, no Stock Award shall be granted, no Common Stock shall be issued, no certificate for shares shall be delivered, and no payment shall be made under this Plan until the Company has obtained such consent or approval as the Administrator may deem advisable from regulatory bodies having jurisdiction over such matters.

ARTICLE XIII

GENERAL PROVISIONS

13.01. DIVIDEND EQUIVALENTS.

The Administrator may, at the time of grant of any award of Options, SARs or Performance Shares, include as a part of such award an entitlement to receive a cash payment equal to the dividends that are payable with respect to the number of shares of Common Stock covered by the award, subject to such terms, conditions, restrictions and/or limitations, if any, as the Administrator may establish. All dividend equivalents that are not paid currently may, at the Administrator’s discretion, be reinvested into additional notional units payable in shares of Common Stock, subject to the same vesting or performance conditions as the underlying award.

13.02. EFFECT ON EMPLOYMENT OR SERVICE.

Neither the adoption of this Plan, its operation, nor any documents describing or referring to this Plan (or any part thereof) shall confer upon any individual any right to continue in the employ or service of the Company or a Related Entity or in any way affect any right and power of the Company or a Related Entity to terminate the employment or service of any individual at any time with or without assigning a reason therefor.

13.03. UNFUNDED PLAN.

The Plan, insofar as it provides for grants, shall be unfunded, and the Company shall not be required to segregate any assets that may at any time be represented by grants under this Plan. Any liability of the Company to any person with respect to any grant under this Plan shall be based solely upon any contractual obligations that may be created pursuant to this Plan. No such obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company.

13.04. DISPOSITION OF STOCK.

A Participant shall notify the Administrator of any sale or other disposition of Common Stock acquired pursuant to an Option that was an incentive stock option if such sale or disposition occurs (i) within two years of the grant of an Option or (ii) within one year of the issuance of the Common Stock to the Participant. Such notice shall be in writing and directed to the Secretary of the Company.

13.05. RULES OF CONSTRUCTION.

Headings are given to the articles and sections of this Plan solely as a convenience to facilitate reference. The reference to any statute, regulation, or other provision of law shall be construed to refer to any amendment to or successor of such provision of law.

13.06. EMPLOYEE STATUS.

In the event that the terms of any award of Performance Shares, or Stock Award or Incentive Award or the grant of any Option or SAR provide that shares may be issued or become transferable and nonforfeitable thereunder only after completion of a specified period of employment or service, the Administrator may decide in each case to what extent leaves of absence for governmental or military service, illness, temporary disability, or other reasons shall not be deemed interruptions of continuous employment or service.

13.07. WITHHOLDING TAXES.

Each Participant shall be responsible for satisfying any income and employment tax withholding obligations attributable to participation in the Plan. Unless otherwise provided by the Agreement, any such withholding tax obligations may be satisfied in cash (including from any cash payable in settlement of an award of Performance Shares, an SAR or Incentive Award) or a cash equivalent acceptable to the Committee. Any withholding tax obligations may also be satisfied by surrendering shares of Common Stock to the Company, by withholding or reducing the number of shares of Common Stock otherwise issuable to the Participant upon the exercise of an Option or SAR, the settlement of an award of Performance Shares or the grant or vesting of a Stock Award, but only up to the minimum required tax withholding rate, or by any other method as may be approved by the Committee. If shares of Common Stock are used to pay all or part of such withholding tax obligation, the Fair Market Value of the shares surrendered, withheld or reduced shall be determined as of the day preceding the date the Option or SAR is exercised, the Stock Award vests or the Performance Shares are earned, as applicable.

13.08. CERTAIN REDUCTION OF PARACHUTE PAYMENTS

Any benefit, payment, accelerated vesting or other right under this Plan may constitute a “parachute payment” (as defined in Code section 280G(b)(2)(A), but without regard to Code section 280G(b)(2)(A)(ii)), with respect to a Participant and the Participant may incur a liability under Code section 4999. In that event, the Company may reduce any such parachute payments, if, and only to the extent that a reduction will allow the Participant to receive a greater “net after-tax amount” than such Participant would receive absent a reduction. For purposes of this Plan section, “net after tax amount” means the amount of any parachute payments, as applicable, net of taxes imposed under Code sections 1, 3101(b) and 4999 and any State or local income taxes applicable to the Participant as in effect on the date of the first payment under this Plan Agreement. The determination of the net after tax amount shall be calculated by applying the foregoing taxes on income of the same character as the parachute payments or capped parachute payments, as applicable at the top marginal rates, in effect for the year in which the determination is made. “Capped parachute payments” means the largest amount of parachute payments that may be paid without liability under Code section 4999. This Section 13.08 shall not apply to any Participant who is entitled to indemnification from any liability that the Participant may have under Code section 4999 pursuant to an Agreement or other agreement with the Company.

ARTICLE XIV

AMENDMENT

The Board may amend or terminate this Plan from time to time; provided, however, that no amendment may become effective until shareholder approval is obtained if (i) the amendment increases the aggregate number of shares of Common Stock that may be issued under the Plan or (ii) the amendment changes the class of individuals eligible to become Participants, (iii) the amendment is required to be approved by shareholders under the New York Stock Exchange’s shareholder approval rules. No amendment shall, without a Participant’s consent, adversely affect any rights of such Participant under any outstanding award of Performance Shares, or under any Stock Award, Option or SAR outstanding at the time such amendment is made.

ARTICLE XV

DURATION OF PLAN

No Performance Shares may be awarded and no Stock Award, Option, SAR or Incentive Award may be granted under this Plan more than ten years after the date that the Plan is approved by shareholders as provided in Article XVI.

ARTICLE XVI

EFFECTIVE DATE OF PLAN

Performance Shares may be awarded and Stock Awards, Options, SARs and Incentive Awards may be granted under this Plan upon its approval by a majority of the votes entitled to be cast by the Company’s shareholders, voting either in person or by proxy, at a duly held shareholders’ meeting within twelve months of its adoption by the Board.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time on April 29, 2010.

OWENS & MINOR, INC.		INTERNET http://www.proxyvoting.com/omi Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
WO#	Fulfillment#
69398	70684-1

▼ FOLD AND DETACH HERE ▼
THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTIONS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS and “FOR” ITEMS 2 THROUGH 4.					Please mark your votes as indicated in this example		☒
1. ELECTION OF DIRECTORS	FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS		FOR	AGAINST	ABSTAIN
Nominees:	☐	☐	☐

01 A. Marshall Acuff, Jr.

02 J. Alfred Broaddus, Jr.

03 John T. Crotty

04 Richard E. Fogg

05 G. Gilmer Minor, III

06 Eddie N. Moore, Jr.

07 Peter S. Redding

08 James E. Rogers

09 Robert C. Sledd

10 Craig R. Smith

11 James E. Ukrop

12 Anne Marie Whittemore

				2. Vote to re-approve performance goals under the Owens & Minor, Inc. 2005 Stock Incentive Plan	☐	☐	☐
				3. Vote to approve an amendment to increase the individual incentive award limit under the Owens & Minor, Inc. 2005 Stock Incentive Plan	☐	☐	☐
				4. Vote to ratify KPMG LLP as the Company’s independent registered public accounting firm for 2010	☐	☐	☐
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)
*Exceptions					Mark Here for Address Change or Comments SEE REVERSE		☐

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian. Please give full title as such.

You can now access your BNY Mellon Shareowner Services account online.

Access your BNY Mellon Shareowner Services shareholder/stockholder account online via Investor ServiceDirect® (ISD).

BNY Mellon Shareowner Services, the transfer agent for Owens & Minor, Inc., now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form

Visit us on the web at http://www.bnymellon.com/shareowner/isd

For Technical Assistance, Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

TOLL FREE NUMBER: 1-800-370-1163

Important notice regarding the Internet availability of proxy materials for the Owens & Minor, Inc. 2010 Annual Meeting of Shareholders. The Proxy Statement and the 2009 Annual Report/Form 10-K to Shareholders are available at: http://www.proxyvoting.com/omi

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PROXY

OWENS & MINOR, INC.

ANNUAL MEETING OF SHAREHOLDERS – APRIL 30, 2010

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints John T. Crotty, Robert C. Sledd, and James E. Ukrop (and if the undersigned is a proxy, the substitute proxy) and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Owens & Minor, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of Owens & Minor, Inc. to be held April 30, 2010, or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the meeting.

Address Change/Comments (Mark the corresponding box on the reverse side)	BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250 (Continued and to be marked, dated and signed, on the other side)

WO #	Fulfillment #
69398	70684-1